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PROSPECTUS

                               34,969,124 Shares

                          MOLECULAR DIAGNOSTICS, INC.
                    (FORMERLY AMPERSAND MEDICAL CORPORATION)

                                  COMMON STOCK

     The selling stockholders listed in this prospectus are offering from time to time:

     - 23,620,632 shares of our common stock;

     - 5,999,424 shares of our common stock that are issuable upon the conversion of our Series B convertible preferred stock;

     - 1,038,962 shares of our common stock that are issuable upon conversion of our convertible promissory notes; and

     - 4,310,106 shares of our common stock that are issuable upon exercise of common stock purchase warrants.

     We will not receive any of the proceeds from the sale of the common stock. We will, however, receive the exercise price of the common stock purchase warrants if and when they are exercised. We issued the common stock, Series B convertible preferred stock, convertible promissory notes and common stock purchase warrants to the selling stockholders in transactions exempt from registration under the Securities Act.

     The selling stockholders may offer and sell the common stock from time to time in transactions in the over-the-counter market or in negotiated transactions. The selling stockholders directly, or through agents or dealers designated from time to time, may sell the common stock at fixed prices, which may change, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

     Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol MCDG. On October 4, 2001, the last reported sale price of our common stock on the Over-the-Counter Bulletin Board was $1.25 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 11, 2001.
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    i
Risk Factors................................................    1
Forward-Looking Statements..................................    5
Molecular Diagnostics, Inc..................................    6
Recent Developments.........................................   10
Selected Consolidated Financial Data of Molecular
  Diagnostics, Inc..........................................   12
Selected Consolidated Financial Data of AccuMed.............   13
Unaudited Pro-Forma Condensed Consolidated Financial
  Information...............................................   14
Use of Proceeds.............................................   19
Selling Stockholders........................................   20
Plan of Distribution........................................   34
Description of Capital Stock................................   35
Legal Matters...............................................   44
Independent Accountants.....................................   45
Where You Can Find More Information About Us................   45
Documents Delivered with this Prospectus....................   46
Commission Position on Indemnification for Securities Act
  Liability.................................................   46

     In this prospectus, "we," "us," "our" and "Molecular Diagnostics" refer to Molecular Diagnostics, Inc.
                             ---------------------

     You should rely only on information contained in or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") to register 34,969,124 shares of our common stock which the selling stockholders named in this prospectus may sell from time to time. Accordingly you should refer to the registration statement and its exhibits for further information about us and our common stock. Statements contained in this prospectus concerning documents we filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information About Us."

                                        i
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                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we are facing. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE EXPECT TO INCUR SIGNIFICANT COSTS ASSOCIATED WITH THE ACCUMED MERGER.

     In September 2001, AccuMed International, Inc. ("AccuMed") merged into our wholly-owned subsidiary and became a wholly-owned subsidiary of Molecular Diagnostics. We estimate that we will incur direct transaction costs of approximately $200,000 which we included as part of the total purchase cost of AccuMed for accounting purposes. We believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the fiscal quarter ended September 30, 2001 or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

OUR REVERSE STOCK SPLIT MAY NOT HAVE THE INTENDED EFFECT OF ENHANCING STOCKHOLDER VALUE AND DELAY IN IMPLEMENTING THE REVERSE STOCK SPLIT MAY CREATE MARKET UNCERTAINTY.

     On May 24, 2001, our common stockholders approved a one-for-three reverse stock split of our common stock. The timing of the reverse split will depend on several factors, including the possible listing of our common stock on the American Stock Exchange. Delay in implementing the split may create uncertainty in the market and investors may be unwilling to buy our common stock until they know when the split will be effective. In the split, each three shares of our issued and outstanding common stock will be reclassified and converted into one share of common stock. Our board of directors believes that the reverse stock split is desirable for several reasons. It is intended to increase the acceptance of our common stock by the financial community and the investing public and could enhance stockholder value as well as increase our stock price to meet the minimum price criteria of The American Stock Exchange. The price of our common stock after the reverse stock split may not increase in an amount proportionate to the decrease in the number of outstanding shares.

THERE IS A LIMITED MARKET FOR PENNY STOCKS SUCH AS OURS; WE MAY NOT BE ABLE TO LIST ON THE AMERICAN STOCK EXCHANGE.

     Our common stock is considered a "penny stock" because, among other things, its price is below $5 per share, it trades on the Over-the-Counter Bulletin Board and we have net tangible assets of less than $2,000,000. As a result, there may be less coverage by security analysts, the trading price may be lower, and it may be more difficult for our stockholders to dispose of, or to obtain accurate quotations as to the market value of, their common stock. Being a penny stock could limit the liquidity of our common stock.

     Although our common stock is currently quoted on the Over-the-Counter Bulletin Board, an increase in the per share market price may meet criteria to allow our common stock to be listed on The American Stock Exchange. One of the purposes of the reverse stock split is to reduce the number of shares outstanding and, thus, increase our stock price to meet The American Stock Exchange minimum price of $3.00 a share. We have filed an application for listing on The American Stock Exchange. However, our management does not know if listing will or can be effected. The American Stock Exchange Company Guide states that meeting the Exchange's quantitative listing requirements does not automatically guarantee that the stock of a company will be approved for listing. The Company Guide also states that The American Stock Exchange has discretion in allowing the listing of the stock of a company that does not meet all of the criteria.

                                        1
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     Our independent accountants have noted that there are substantial doubts as to our ability to continue as a going concern. The listing criteria for The American Stock Exchange do not discuss the effect of a going concern explanatory paragraph. The listing analyst for our listing application has indicated that he would recommend that the listing be denied based on the going concern explanatory paragraph. We may appeal that decision to the Listing Committee of The American Stock Exchange, which has latitude to overrule the listing analyst's recommendation. The formal decision and recommendation of the listing analyst will not be rendered until we address the issue of the trading price of our common stock, which is currently below the quantitative requirement. We and our representatives are in continuing discussions with The American Stock Exchange over the listing application.

THE HISTORICALLY VOLATILE MARKET PRICE OF OUR COMMON STOCK MAY AFFECT THE VALUE OF OUR STOCKHOLDERS' INVESTMENT.

     The market price of our common stock, like that of many other medical products and biotechnology companies, has in the past been highly volatile. This volatility is likely to continue for the foreseeable future. Factors affecting potential volatility include:

     - general economic and other external market factors;

     - announcements of mergers, acquisitions, licenses and strategic agreements;

     - announcements of private or public sales of securities;

     - announcements of new products or technology by us or our competitors;

     - fluctuations in operating results; and

     - announcements of the Food and Drug Administration ("FDA") actions relating to products.

OUR COMMON STOCK IS UNLIKELY TO PRODUCE DIVIDEND INCOME FOR THE FORESEEABLE FUTURE.

     We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends for the foreseeable future. We intend to reinvest any funds that might otherwise be available for the payment of dividends in further development of our business.

OUR COMMON STOCK IS SUBJECT TO DILUTION, AND AN INVESTOR'S OWNERSHIP INTEREST AND RELATED VALUE MAY DECLINE.

     We are authorized to issue up to 5,000,000 shares of preferred stock. We have approximately 572,485 shares of Series A convertible preferred stock outstanding which convert into 250,073 shares of our common stock (83,357 shares post-split) and 1,499,856 shares of Series B convertible preferred stock outstanding which convert into 6,000,000 shares of common stock (2,000,000 shares post-split). We also have authorized 1,800,000 shares of Series C convertible preferred stock of which none are issued and outstanding. Our Certificate of Incorporation gives our board of directors authority to issue the remaining 1,109,803 undesignated shares of preferred stock with such voting rights, if any, designations, rights, preferences and limitations as they may determine.

     We have outstanding warrants to purchase 8,220,007 shares of our common stock (2,740,002 shares post-split), outstanding options to purchase approximately 3,507,395 shares of our common stock (1,169,131 shares post-split), and $1,085,000 in principal amount of convertible promissory notes outstanding which are convertible into 1,038,962 shares of common stock (346,320 shares post-split).

     Exercise or conversion by the holders of these securities would result in substantial dilution to our shareholders.

     The reverse stock split, when effected, will create almost 33,000,000 additional authorized but unissued shares of our common stock that could be sold by our board of directors without stockholder approval, thus potentially diluting the relative stock interests of our exiting stockholders at the time of sale.

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WE HAVE A LIMITED OPERATING HISTORY AND THERE ARE DOUBTS AS TO OUR BEING A GOING
CONCERN.

     We have limited operating history. Our revenues, since our inception in March 1998, have been derived entirely from sales by Samba Technologies, Sarl, our wholly-owned subsidiary. We have not introduced or sold any of our InPath System products to date.

     We will continue to devote substantial resources to product development. We anticipate that we will continue to incur significant losses until some or all of our products have been successfully introduced, if ever, into the market place.

     We have incurred substantial losses and have limited financial resources. Consequently our independent accountants have noted that these conditions raise substantial doubt as to our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that may result from the outcome of this uncertainty. The going concern explanatory paragraph may prevent our common stock from being listed on The American Stock Exchange and may make additional financing more difficult or costly.

WE MAY NOT BE ABLE TO MEET OUR SHORT-TERM CAPITAL REQUIREMENTS.

     We believe that our existing capital resources are not sufficient to meet the short-term requirements of our company. Therefore, we need to raise additional capital to support our operations. We do not have any current commitments for additional funds, and our management cannot be certain that we will be able to raise such funds.

     It is unlikely that we will be able to meet our short-term funding requirements through the issuance of notes or other debt instruments. We anticipate that these short-term funding needs will require the sale of additional shares of common stock or instruments convertible into common stock. Such sales, if any, may have a dilutive effect on the share values of our current stockholders. We cannot be certain what level of dilution, if any, may occur or if we will be able to complete any such sales of common stock in the future.

     Our operating business plan for 2001 anticipated that we would need to raise new equity during the early part of the year, which we did in the form of a private offering of Series B convertible preferred stock completed in May 2001. Our plan also anticipated that we would need to raise additional equity in the late third quarter and early fourth quarter of 2001. In October 2001, we commenced an $8,100,000 offering of units consisting of newly created Series C convertible preferred stock and warrants. The offering will terminate December 31, 2001, unless extended. The failure to raise sufficient funds in this offering will adversely affect our ability to develop our products or to continue as a going concern. We have retained Tucker Anthony Sutro Capital Markets and National Securities, Inc. as our financial advisors to furnish assistance in exploring financing alternatives, strategic alliances and partnerships as well as merger and acquisition-related initiatives.

     We are negotiating additional loans, which we anticipate would include terms similar to those of the Cadmus Corporation, Azimuth Corporation, and Northlea Partners, Ltd. notes. We and our investment bankers are also seeking other sources of new debt or equity financing, including strategic alliances, which may involve equity investments.

WE MAY NOT BE ABLE TO MEET OUR LONG-TERM CAPITAL REQUIREMENTS.

     Even if we are able to raise the funds necessary to meet our short-term operating requirements, we do not know if we will be able to sustain our longer-term operations through future revenues. Whether we will need to raise additional funds to support our long-term operations is influenced by many factors, including the costs, timing and success of efforts to develop products and market acceptance of our products.

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OUR PRODUCTS ARE SUBJECT TO GOVERNMENT REGULATION AND THEY MAY NOT RECEIVE
NEEDED GOVERNMENT APPROVALS.

     The sale and use of our products in the United States is regulated by the FDA. We must meet significant FDA requirements before we receive clearance to market our products. Included in these FDA requirements is the conduct of lengthy and expensive clinical trials to prove the safety and efficacy of the products. Until we complete such clinical trials our products may be used only for research purposes or to provide supplemental diagnostic information in the United States. We have started a clinical trial for one of our products and intend to conduct other clinical trials of our products during 2001 and beyond. We have not yet begun clinical trials of any of our AccuMed products. We cannot be certain that our product development plans will allow these trials to commence according to plan or that the results of these trials, or any future trials, when submitted to the FDA along with other information, will result in FDA clearance to market our products in the United States.

     Sales of medical devices and diagnostic tests made outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain regulatory clearance in a foreign country may be longer or shorter than that required for FDA marketing clearance. Export sales of certain devices that have not received FDA marketing clearance may be subject to regulations and permits, which may restrict our ability to export the products to foreign markets. If we are unable to obtain FDA clearance for our products, we may need to seek foreign manufacturing agreements to be able to produce and deliver our products to foreign markets. We cannot be certain that we will be able to secure such foreign manufacturing agreements.

WE MAY NOT BE ABLE TO COMPETE WITH COMPANIES THAT ARE LARGER AND HAVE MORE RESOURCES.

     We compete in the medical device and diagnostics marketplace with companies that are much larger and have greater financial resources than we do. We cannot be certain that our products will be able to be successfully marketed in this competitive environment.

WE MAY NOT BE ABLE TO MARKET OUR PRODUCTS.

     We do not intend to maintain a direct sales force to market our products. Therefore, in order to successfully market our products, we must be able to negotiate profitable sales and marketing agreements with organizations that have direct sales forces calling on domestic and foreign markets that may use the products. If we are not able to successfully negotiate such agreements, we may be forced to market our products through our own sales force. We cannot be certain that we will be successful in developing and training such a sales force, should one be required, or that we will have the financial resources to carry out such development and training.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY.

     We hold a variety of patents and trademarks and have applied for a significant number of additional patents and trademarks with the United States Patent and Trademark Office and several foreign patent authorities. We intend to file additional patent and trademark applications as dictated by our research and development projects and business interests. We cannot be certain that any of the currently pending patent or trademark applications, or any of those which may be filed in the future, will be granted.

     We protect much of our core technology as trade secrets because our management believes that patent protection would not be possible or would be less effective than maintaining secrecy. We cannot be certain that we will be able to maintain secrecy or that a third-party will not be able to develop technology independently.

     The cost of litigation to uphold the validity of a patent or patent application, prevent infringement or protect trade secrets can be substantial, even if we are successful. Furthermore, we cannot be certain that others will not develop similar technology independently or design around the patent aspects of our products.

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THE INTELLECTUAL PROPERTY THAT WE ACQUIRED IN THE ACCUMED MERGER MAY NOT HAVE
VALUE.

     The AccuMed merger will result in the recording of license, patents and technology of approximately $7,978,000. The value of the license, patents and technology combined with the existing value of intangible assets of both companies will represent approximately 84% of total post-merger assets of the combined company. The amount allocated to license, patents and technology has an indefinite useful life. It is possible that an individual component of AccuMed's technology might be rendered less valuable because of the development of new or replacement technology. If such an event occurs, we would determine the level of impairment to the value and charge that impaired value to expense during that period.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, which, in turn, are based on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements.

     Forward-looking statements involve risks, uncertainties and assumptions. Our future results and stockholder values may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements.

     For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 1. In addition to the Risk Factors and other important factors discussed elsewhere in this prospectus, and in our Annual Report on Form 10-K, as amended, which accompanies this document, you should understand that other risks and uncertainties and our public announcements and SEC filings could affect our future results and could cause results to differ materially from those suggested by the forward-looking statements.

     Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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                          MOLECULAR DIAGNOSTICS, INC.

GENERAL

     We were incorporated in Delaware in December 1998 as the successor to Bell National Corporation. Bell National was incorporated in California in 1958. In December 1998, Bell National which was then a shell corporation without any business activity, acquired InPath LLC, a development stage company engaged in the design and development of products used in screening for cervical and other types of cancer. For accounting purposes, this acquisition was treated as if InPath LLC had acquired Bell National. However, Bell National continued as the legal entity and the registrant for SEC filing purposes. Bell National merged into Ampersand Medical Corporation, its wholly-owned subsidiary, in May 1999 in order to change the state of incorporation of the company to Delaware. In September 2001, we acquired AccuMed by means of a merger of AccuMed into a wholly-owned subsidiary of Ampersand Medical. Shortly after the AccuMed merger, Ampersand Medical changed its corporate name to Molecular Diagnostics, Inc. The name change was effected by the merger of Ampersand Medical's wholly-owned subsidiary, Molecular Diagnostics, Inc., with and into Ampersand Medical.

     The science of medical diagnostics has advanced significantly during the past decade. Much of this advance has come as a result of new knowledge of the human genome and related proteins, which form the foundation of cell biology, and the human body. Our goal is to utilize this research as a base to develop screening and diagnostic testing products for cancer and related diseases. We believe that the success of these products will improve patient care through more accurate test performance, wider availability and cost effective service delivery. We are developing an initial series of products to address these criteria, including sample collection devices, chemical and biological tests, and analysis instruments and related software.

     Our strategy is to develop products through internal development processes, strategic partnerships and licenses and acquisitions of companies or technologies. This strategy has required and will require a substantial amount of capital in the research and development process to complete the products. As a result, we will incur substantial operating losses until we are able to successfully market some, or all, of our products.

PRODUCTS

     We are currently designing and developing a family of products for use in cancer screening and diagnosis. We call this family of products the InPath System. The core of the InPath System is a combination of protein anti-bodies -- the Cocktail -- that allows the InPath System to detect and highlight abnormal cells in a rapid and objective fashion. We intend to use different anti-body combinations for different types of cancer and other diseases.

     The initial application of the InPath System is designed to enhance the current cervical cancer screening process performed in laboratories, commonly referred to as the PAP test. Our ultimate goal is to perform this screening test in a matter of minutes at the point of service, whether in a laboratory, doctor's office, clinic or mobile medical vehicle. The InPath System includes the following components:

     - A unique sample collection device consisting of a small balloon, shaped to fit the cervix, and a reusable handle. The device is intended to replace the spatula and brush currently used to collect patient cell samples.

     - A chemical and biological combination process, which is applied to a sample to identify potentially abnormal cells.

      1. In the laboratory version of the InPath System, this process is applied to sample cells released from the collector and deposited on a glass slide.

      2. In the point of service version of the InPath System, this process is applied directly to the sample while still on the collector.

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     - An instrument, which performs an automated analysis of a sample via an optical scan that looks for the presence of certain wavelengths of fluorescent light. This light is produced by tags, which are attached to certain components of the assay.

      1. In the laboratory version of the InPath System, the instrument uses an automated microscope and a camera to capture the various wavelengths of light.

      2. In the point of service version of the InPath System, the instrument uses custom designed optical devices and lasers to capture the various wavelengths of light.

     - Custom designed software that controls the automated instruments and processes the analysis of the captured light detected.

     In June 2000, we obtained a license from Invirion and Dr. Bruce Patterson, M.D., Ph.D., its principal, for a proprietary medical technology to detect the presence of cancer-causing types of the Human Papilloma Virus (HPV), a sexually transmitted disease. We will use this technology as an adjunct to the InPath System. The combination of the two tests will give the healthcare provider a better picture of the level of any disease present, which patients may be at an increased risk to develop disease in the future, and based on these factors, a course of treatment to follow.

MARKETS

     There are approximately 160,000,000 PAP tests performed annually throughout the world, including approximately 60,000,000 tests in the United States. The US market for cervical screening today amounts to approximately $1,000,000,000, based on current average existing costs to perform the test. Cost levels for the PAP test outside of the United States, where 100,000,000 tests are performed, vary widely from country to country. Healthcare in many of these countries is managed by governmental agencies, often at the local level, making the precise number of tests performed difficult to validate. We estimate the total of the non-US market today at between $500,000,000 and $600,000,000. We intend to sell our products into both markets. We also anticipate that because our products are more cost-effective and designed to increase access to the test, the potential combined market could be expanded to a level in excess of $3,000,000,000.

CLINICAL STUDIES AND REGULATORY STRATEGY

     We conduct clinical studies and trials of our products during the course of their development. These studies and trials vary in terms of number of patient samples, individual product components, specific processes and conditions, purpose, and other factors, which may affect the results.

     We have publicly reported the results of some of these studies and trials at various medical meetings, in publications and in general public announcements. In January 2000, we began to report results from studies employing the InPath System Cocktail. The first report was from a portion of a study involving over 200 patient samples that demonstrated the system's capability to detect cellular abnormality with a sensitivity of 95% and a specificity of 77%. In March 2000, we announced the results of the analysis of over 10,000 individual cell samples. The analysis showed a sensitivity of 92% and a specificity of 82% in detecting cellular abnormalities. In April 2001, we announced the results of a pilot study conducted on 208 patient samples collected in China. The study, which was the precursor of a 9,000 patient trial, showed that the system detected all levels of cervical abnormalities with 95% sensitivity and a specificity of 75%. The results of the most recent study, presented at a medical conference, on patient samples detected all levels of abnormality with 84% sensitivity and 81% specificity.

     The sensitivity factor, the test performance in detecting versus missing actual disease, commonly called false negatives, is critical in terms of patient health. The specificity factor, the test's performance in correctly identifying patients with disease versus those without, commonly called false positives, is related to overtreatment and health care economics.

     In each of the studies presented above, the InPath System demonstrated 100% accuracy in detecting high-grade cervical disease and cancer. In addition, the results demonstrate that the InPath System test produces more accurate overall results than the current PAP test. A study conducted in 2000 which reviewed the results of 94 previous studies of the PAP test showed an average sensitivity of 74% and an average specificity of 68% for the PAP test.

     Data from studies of other InPath System products has also been presented at medical conferences. A study of our In-Cell HPV test showed the test accurately detected 100% of patients with high-grade disease and 64% of patients with low-grade disease. In a presentation of early results of the clinical trial of the InPath System collector, data showed that the accuracy of cytology reports on samples collected with the InPath System collector were better than those collected with the conventional brush/spatula method. The InPath System collector also proved to be more comfortable for the patient and provided an easier and shorter examination for the physician.

     We believe the results of these studies support the continued development process of the InPath System products.

     We will use the data from our completed clinical trials to begin selling our InPath System products in countries, such as Mexico, Peru, Chile, Korea and India, in which limited or no regulatory approvals are required. We also intend to sell products in the United States and other countries as Analyte Specific Reagents. These Analyte Specific Reagents tests make no medical claims but may be used by laboratories and physicians to aid in their diagnosis. We anticipate beginning this type of product sale in the fourth quarter of 2001.

     We are pursuing regulatory approval for the InPath System and Cocktail-CVX through a series of submissions, although from a single clinical study. This tiered approach is designed to accelerate our revenue opportunity for the InPath System in the short term and drive adoption of our innovative products over the longer term, while at the same time minimizing the expense and time involved in undertaking the appropriate study.

     The first stage of the overall strategy involves submitting our collector for approval as a substantially equivalent device to the brush-and-spatula methods for gathering samples used in the familiar PAP screening tests.

     The second stage of our overall regulatory strategy involves a continuing study of the InPath System and Cocktail-CVX. Multiple submissions will be made for this ongoing study, the first being as an adjunct to the traditional PAP test. Upon approval of our system as an adjunct to the PAP test, we will have interim revenue opportunities and, more importantly, will have an opportunity to work within a laboratory's operational system to collect additional product performance data. As an adjunct to the PAP test, the InPath System may be used as a quality-control measure within laboratories.

     The next submission from the same study will cover the InPath System as a fully automated replacement for the PAP test. The clinical trial data submitted for use of the InPath System as an adjunct to the PAP test will be eligible for this follow on process. We anticipate completion of the clinical data that supports the InPath System as a replacement for the PAP test before the end of 2003. Simultaneously, we will be collecting and submitting data for the InPath POS(TM) test.

     We concluded clinical trials of the collector during the third quarter of 2001 and filed a 510K Application with the FDA on September 28, 2001; on the Slide Based test, as an adjunctive application, during the fourth quarter of 2001; on the Slide Based test, as a replacement for the PAP test, during the second quarter of 2002 on the POS(TM) test during 2002; and, on the In-Cell HPV test during the first quarter of 2002. Once the clinical trials of each component are completed, we will submit the appropriate data to the FDA for clearance consideration. If we get FDA approval, we will be able to sell the cleared product in the United States. We will also submit the data to other regulatory agencies that may have jurisdiction over specific products.

                         PRODUCT INTRODUCTION TIMELINE

PRODUCT                          PROCESS                         TIMELINE
-------                          -------                         --------
collector               Clinical Trials            Complete
                        FDA Submission & Review    Filed September 28, 2001
                        FDA Clearance              Mid 4th Quarter 2001
                        U.S. Sales                 Mid 4th Quarter 2001
                        International Sales        Mid 4th Quarter 2001
Slide Based Test -      Clinical Trials            Current through Late 4th Quarter
  Adjunctive                                       2001
                        FDA Submission & Review    Late 4th Quarter 2001
                        International Sales        Early 1st Quarter 2002
Slide Based Test -      Clinical Trials            2nd Quarter 2002
  PAP test replacement  FDA Submission & Review    2nd Quarter 2003
                        International Sales        1st Quarter 2002
POS(TM) Test            Development                Current through End 2001
                        Clinical Trials            Beginning of 2002
                        International Sales        Late 1st Quarter 2002
In-Cell HPV Test        Development                Complete
                        Clinical Trials            4th Quarter 2001 through
                                                   Mid 1st Quarter 2002
                        FDA Submission & Review    Late 1st Quarter 2002
                        International Sales        Beginning 1st Quarter 2002

SAMBA

     We have a wholly-owned subsidiary, Samba Technologies, Sarl, based in France. Samba designs, develops and markets web-enabled software based systems for image analysis, image capture, and image transmission and management for clinical and industrial applications. Samba also is developing the software used in the InPath System. All of our reported revenue to date has been from the sale of Samba products and services.

     Samba software suites, a group of programs which may be used singly or together in a particular application, allow the user to capture and share digital images and related data. Examples of applications are radiology, pathology and real-time coordination between pathologist and physician during ongoing surgical procedures. Samba software can create a single data folder, where patient information, physician case notes and diagnostic images from various sources are maintained or annotated. The software can be employed in local or wide area networks, or through an Internet browser using security-encrypted files. All of Samba's software can be used on a wide variety of image capture instruments or devices and can employ static, historical, or dynamic live images. Samba also provides software customization, installation, interface, network and Internet consulting services to the users of its products.

                              RECENT DEVELOPMENTS

MERGER WITH ACCUMED INTERNATIONAL, INC.

     In September 2001, AccuMed merged into our wholly-owned subsidiary and became a wholly-owned subsidiary of Molecular Diagnostics. We purchased AccuMed in exchange for approximately 3,750,000 shares of our common stock (approximately 1,250,000 shares after the reverse stock split referred to below) and 572,485 shares of our Series A convertible preferred stock. The 572,485 shares of our Series A convertible preferred stock are convertible into 250,073 shares of our common stock (approximately 83,357 shares after the reverse stock split).

     AccuMed is a biomedical company. It designs, builds and supplies computer-aided microscopes and quantitative microscopy systems. AccuMed generated limited revenues from the sale of its products to its original target market, which are commercial clinical laboratories that screen or diagnose medical specimens, including PAP smears. AccuMed has redefined its technology and marketing approach to focus on early cancer detection and other clinical needs for its instruments and systems, as opposed to AccuMed's prior focus on cervical cancer screening. In this new approach, AccuMed has attempted to establish alliances with other technology and product distribution companies in these newly targeted markets.

     AccuMed's AcCell is a computer-aided microscope designed to help medical experts examine and diagnose specimens of human cells. Currently, AccuMed does not actively market the AcCell as a stand-alone product. AccuMed does sell AcCells under some existing contracts and will accept new orders.

     AccuMed also produces the AcCell-Savant. The AcCell-Savant includes an AcCell as well as an electronic imaging system and image analysis software. Since AccuMed began marketing the AcCell-Savant research system in 1999, it has sold modest numbers of the AcCell-Savant to academic and research laboratories. In the United States, AccuMed currently is permitted to sell the AcCell-Savant for research and clinical use with restrictions. To sell the AcCell-Savant in the United States for other purposes, AccuMed will need to obtain FDA clearance.

     During 2000, AccuMed entered into agreements with Monogen and Ventena Medical Systems, Inc. through which AccuMed receives fees for licensing its intellectual property and technology in particular medical fields, and contracted to sell AcCell instruments and provided contract development services. Under another contract, Dianon Systems, Inc. pays AccuMed a fee per patient whose medical sample is reviewed and analyzed through AccuMed's AcCell-Savant instruments installed at their facility.

     AccuMed is developing the prototype of the AcCell-Savant for clinical, commercial laboratories that review and analyze human patient medical specimens. AccuMed continues to explore additional arrangements with potential business partners to combine AcCell-Savant and/or AcCell technology with the partner's intellectual property. These potential arrangements include supplies such as cancer-specific probes that "stain" cancer cells differently than cells that are within normal limits. In these arrangements, AccuMed would sell its instruments and systems for use in combination with the partner's intellectual property and products. AccuMed is also exploring arrangements with other potential business partners that may further speed the commercialization of its early lung cancer screening test by making available to AccuMed additional technology, prospective customers, distribution channels and programmatic funding.

     AccuMed also designs, builds and supplies computer-aided microscopes and quantitative microscopy systems. The computer-aided microscopes that AccuMed builds include:

     - robotic slide-feeding systems to load and unload slides from the microscope;

     - bar-code readers to ensure proper identification of samples being analyzed;

     - electro-mechanical scanning stages to facilitate accurate slide screening and analyses;

     - automatic physical dotters to mark the locations of cells of interest;
       and

     - data management system software to enable human medical experts to review the relevant medical histories and report the results of their screening or diagnosis into a medical record-keeping system.

     AccuMed builds some of its products by modifying and installing commercially available microscopes. AccuMed also builds products with its own microscope.

     AccuMed's quantitative microscopy systems also have electronic imaging systems that are used with its software to detect and measure medical specimens automatically or interactively to help medical experts diagnose the specimens.

REVERSE STOCK SPLIT

     On May 24, 2001, our stockholders approved a one-for-three reverse split of our common stock. In the reverse split, each three shares of our issued and outstanding common stock will be reclassified and converted into one share of common stock. Fractional shares will not be issued. Instead, our stockholders will be entitled to receive a cash distribution, without interest, in lieu of any fractional shares. The reverse stock split will not change the number of shares of common stock we are authorized to issue.

     The timing of the reverse split will depend on several factors, such as the timing of the possible listing of our common stock on The American Stock Exchange, the results of the negotiations by our investment bankers in regard to future financings and business alliances and the expense and effort required to be expended in completing the reverse split.

     One of the principal reasons for seeking stockholder approval to effect a one-for-three reverse stock split was to increase the per share price of the our common stock. Although our directors never expected the resulting price of a post-split share to be exactly three times the price of a pre-split share, they nevertheless hoped it would be enough to meet or exceed the minimum price required for listing on The American Stock Exchange. More importantly, the directors also anticipated that in order for us to successfully apply for listing on The American Stock Exchange, we would have to successfully conclude the merger with AccuMed. Moreover, our management recognized that it might be necessary to delay the reverse split until such time as we had positive news to report, thus making it more likely that the reverse split would have the desired effect in the marketplace.

     When soliciting the proxies of our stockholders in connection with the vote to approve the reverse stock split, we stated that we would implement the split, if approved, as soon as practicable. However for all of the reasons stated above, our directors do not believe it is yet practicable to give effect to the reverse stock split. Furthermore, because the proposal approved by our stockholders did not impose a deadline with respect to effecting the reverse split, the directors do not believe that the delay in implementing the reverse split is inconsistent with the approval itself or with the stockholders' expectations in regard to such implementation. The resolution approving the amendment to our Certificate of Incorporation to effect the proposed one-for-three reverse stock split provides that the filing of the amendment with the Secretary of State of Delaware shall be made at such time as our board of directors shall determine is advisable. Accordingly, there has been no time limit placed on the implementation of the reverse split and the directors believe they are able to effect such split at a time that is appropriate and practicable in the exercise of their best business judgment, which judgment the directors of a Delaware corporation are required to exercise in order to properly discharge their fiduciary duties to the stockholders of the corporation. Furthermore, the directors are unaware of any statutory or case law requirement fixing a specific time period within which an amendment to the certificate of incorporation of a Delaware corporation must be filed once it has been approved by the stockholders of the corporation. However, in the event that the reverse split has not been implemented by the time notice of our 2002 annual meeting of stockholders is required to be given, the directors intend to place on the ballot for such meeting either a proposal to reconfirm or a proposal to abandon the reverse stock split.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                         OF MOLECULAR DIAGNOSTICS, INC.

     We are providing the following financial information to aid you in your analysis of Molecular Diagnostics. We derived this information from our audited financial statements for the year ended December 31, 2000 and unaudited financial statements for the six months ended June 30, 2001 and 2000. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as amended, which accompany this prospectus and which are incorporated in this prospectus by reference. We were incorporated in Delaware in December 1998 as the successor to Bell National Corporation. Bell National was incorporated in California in 1958. In December 1998, Bell National which was then a shell corporation without any business activity, acquired InPath LLC, a development stage company engaged in the design and development of products used in screening for cervical and other types of cancer, which was formed on March 16, 1998. For accounting purposes, this acquisition was treated as if InPath LLC had acquired Bell National, although Bell National continued as the legal entity and the registrant for both SEC filing purposes and income tax filing purposes. Bell National merged into Ampersand Medical Corporation, its wholly-owned subsidiary, in May 1999 in order to change the state of incorporation to Delaware. In September 2001, Ampersand Medical acquired AccuMed and shortly thereafter Ampersand Medical changed its corporate name to Molecular Diagnostics, Inc. Accordingly, our financial information is that which begins on the formation of InPath LLC.

                                   SIX           SIX
                                 MONTHS        MONTHS
                                  ENDED         ENDED              YEAR ENDED DECEMBER 31
                                JUNE 30,      JUNE 30,     ---------------------------------------
                                  2001          2000          2000          1999         1998(1)
                               -----------   -----------   -----------   -----------   -----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales....................  $       697   $       541   $     1,094   $     1,040   $         0
Operating loss...............  $    (4,441)  $     3,781   $    (6,688)  $    (4,117)  $      (783)
Net loss available to common
  stockholders...............  $    (6,857)  $    (3,785)  $    (6,611)  $    (4,226)  $      (789)
PER SHARE DATA:
Net loss.....................  $     (0.23)  $     (0.15)  $     (0.24)  $     (0.29)  $     (0.07)
Weighted average shares
  outstanding................   30,437,000    25,583,000    27,869,000    14,337,000    12,000,000
BALANCE SHEET DATA:
Working capital (deficit)....  $    (1,699)  $      (948)  $    (3,301)  $    (3,204)  $       (80)
Total assets.................  $     6,139   $     4,951   $     4,575   $     1,871   $     1,699
Notes payable: current.......  $     1,385   $       175   $     1,105   $     1,095   $        75
Notes payable: long-term.....  $         0   $        --   $         0   $        26   $       156
Stockholders' equity
  (deficit)..................  $     1,920   $     3,152   $      (125)  $    (2,040)  $       728

---------------

(1) From March 16, 1998, the date of inception of InPath, LLC. As discussed under Molecular Diagnostics, Inc. on page 6, although our predecessor acquired InPath LLC in December 1998, for accounting purposes the transaction was treated as an acquisition by InPath LLC.

                SELECTED CONSOLIDATED FINANCIAL DATA OF ACCUMED

     As discussed under Recent Developments on page 10, we acquired AccuMed in exchange for approximately 3,750,000 shares of our common stock and 572,485 shares of our preferred stock. In addition, AccuMed options and warrants were converted into our options and warrants to purchase approximately 1,678,467 shares of our common stock. We derived the following information from AccuMed's audited financial statements for the five years ended December 31, 2000 and unaudited interim financial statements for the six months ended June 30, 2001 and 2000. The information is only a summary and you should read it in conjunction with AccuMed's financial statements (and related notes) contained in AccuMed's Annual Report on Form 10-K, as amended, for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 which accompany this prospectus.

                                  SIX        SIX
                                 MONTHS     MONTHS
                                 ENDED      ENDED                   YEAR ENDED DECEMBER 31
                                JUNE 30,   JUNE 30,   --------------------------------------------------
                                  2001       2000      2000      1999       1998       1997       1996
                                --------   --------   -------   -------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net revenues..................  $   759    $   239    $   477   $   136   $    327   $  1,001   $  1,412
Cost of revenues..............       47         50        122     1,146        856      1,557      1,394
Operating loss................   (1,078)    (2,051)    (3,654)   (6,446)    (9,796)   (15,800)   (13,387)
Interest expense..............       61         15         39       501      1,411      3,569        458
Loss from continuing
  operations before income
  taxes.......................   (1,073)    (1,711)    (3,098)   (6,803)   (10,360)   (18,858)   (10,904)
Income taxes..................       --         --         --        --         --         --         --
Loss from continuing
  operations..................   (1,073)    (1,711)    (3,098)   (6,803)   (10,360)   (18,858)   (10,904)
Income (loss) from
  discontinued operations.....       --         --         --     8,199      3,351      1,939       (670)
Extraordinary loss............       --         --         --        --         --         --         --
Net (loss) income.............   (1,073)    (1,711)    (3,098)    1,396     (8,176)   (16,919)   (11,574)
PER SHARE DATA:
Basic and diluted loss from
  continuing operations.......  $ (0.19)   $ (0.31)   $ (0.55)  $ (1.24)  $  (2.04)  $  (5.13)  $  (3.85)
Income (loss) from
  discontinued operations.....       --         --         --      1.49       0.66       0.53      (0.24)
Extraordinary loss............       --         --         --        --      (0.23)        --         --
Basic and diluted net (loss)
  income......................  $ (0.19)   $ (0.31)   $ (0.55)  $  0.25   $  (1.61)  $  (4.60)  $  (4.09)
Weighted average shares
  outstanding (000's).........    5,738      5,600      5,653     5,491      5,080      3,675      2,829
BALANCE SHEET DATA:
Working capital (deficit).....  $(1,815)   $    11    $  (812)  $    39   $ (1,393)  $ (1,600)  $  2,150
Total assets..................    5,210      6,899      6,051     7,222     13,448     16,085     13,444
Long-term debt................       --        167         --       167      5,782     11,455        231
Stockholders' equity..........    1,349      4,077      2,384     5,668      4,223        733     10,136

                              UNAUDITED PRO-FORMA
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro-forma condensed consolidated financial information gives effect to the AccuMed merger using the purchase method of accounting for business combinations.

     The unaudited pro-forma condensed consolidated balance sheet as of June 30, 2001 is presented as if the merger had occurred on June 30, 2001. The unaudited pro-forma condensed consolidated statements of operations are provided for the year ended December 31, 2000 and the period ended June 30, 2001, giving effect to the merger as though it had occurred on January 1, 2000.

     The unaudited pro-forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of our future financial position or operating results. The unaudited pro-forma condensed consolidated financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of AccuMed's operations. The costs related to restructuring and integration have not yet been determined, and we expect to charge these costs to operations during the quarter incurred.

     The unaudited pro-forma condensed consolidated financial information should be read in conjunction with our and AccuMed's audited and unaudited financial statements and accompanying notes incorporated by reference in this prospectus.

                          MOLECULAR DIAGNOSTICS, INC.

            UNAUDITED PRO-FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2001

                                                          MOLECULAR                                     PRO-FORMA
                                                         DIAGNOSTICS      ACCUMED     ADJUSTMENTS      AS ADJUSTED
    (Amounts in thousands, except per share data)        -----------      -------     -----------      -----------
ASSETS
Cash and cash equivalents.............................    $     10        $    166     $   (450)        $    (274)
Available-for-sale securities.........................                         234         (234)(e)            --
Notes receivable......................................       1,500                       (1,500)(b)            --
Accounts receivable, net..............................         554              43           --               597
Accrued interest receivable...........................         144                          (63)(c)            81
Inventories...........................................          45             598           --               643
Refundable taxes......................................         108                           --               108
Prepaid expenses......................................         159              17           --               176
                                                          --------        --------     --------         ---------
                                                             2,520           1,058       (2,247)            1,331
Fixed Assets, net.....................................         631             217                            848
Other Assets:
License, patents and technology.......................       1,623           3,935         (534)(d)        13,002
                                                                                          7,978
Goodwill, net.........................................          67                                             67
Prepaid royalties.....................................       1,298                         (979)(d)           319
                                                          --------        --------     --------         ---------
TOTAL ASSETS..........................................    $  6,139        $  5,210     $  4,218         $  15,567
                                                          ========        ========     ========         =========
LIABILITIES AND EQUITY
Accounts payable......................................    $  1,921        $    188     $     --         $   2,109
Taxes payable.........................................                                       --                --
Customer and other deposits...........................                                       --                --
Accrued payroll costs.................................          98                           --                98
Accrued expenses......................................         660             597          (54)(d)         1,190
                                                                                             50(a)
                                                                                            (63)(c)
Deferred revenue......................................          58             315         (315)(d)            58
Revolving line of credit..............................          97                           --                97
Current maturities notes payable -- related party.....         471                           --               471
Current maturities notes payable......................         914                       (1,500)(b)          (586)
Current portion of long term debt.....................          --           1,772           --             1,772
Other current liabilities.............................          --                           --                --
                                                          --------        --------     --------         ---------
TOTAL CURRENT LIABILITIES.............................       4,219           2,872       (1,882)            5,209
DEFERRED REVENUE......................................          --             989         (535)(D)            --
                                                                                           (454)(A)
Preferred stock, series A convertible ($.001 par).....          --           2,576       (2,576)(a)             1
                                                                                              1(a)
Preferred stock, series B convertible ($.001 par).....           1              --                              1
Common stock ($.001 par)..............................          31              57          (57)(a)            35
                                                                                              4(a)
                                                                                             --
Additional paid-in capital............................      18,563          61,291      (61,291)(a)        27,840
                                                                                          6,653(a)
                                                                                          2,624(a)
Note receivable from stockholder......................        (250)                          --              (250)
Other comprehensive loss..............................                        (154)         154(a)             --
Accumulated deficit...................................     (16,335)        (62,205)      62,205(a)        (16,335)
                                                                                           (609)(d)          (609)
Deferred stock compensation...........................                                       (1)(a)            (1)
Cumulative translation adjustment.....................         (90)                          --               (90)
Treasury stock........................................                        (216)         216(a)           (234)
                                                                                           (234)(e)
                                                          --------        --------     --------         ---------
TOTAL STOCKHOLDERS' EQUITY............................       1,920           1,349        7,089            10,358
                                                          --------        --------     --------         ---------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY..............    $  6,139        $  5,210     $  4,218         $  15,567
                                                          ========        ========     ========         =========

                          MOLECULAR DIAGNOSTICS, INC.

       UNAUDITED PRO-FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2001

                                                      HISTORICAL
                                                       MOLECULAR     HISTORICAL                      PRO-FORMA
                                                      DIAGNOSTICS     ACCUMED        ADJUSTMENTS    AS ADJUSTED
                                                      -----------    ----------      -----------    -----------
REVENUE
  Net sales.......................................      $   697       $    43           $ --          $   740
  Licensing fees and royalties....................           --           716            (42)(g)          674
                                                        -------       -------           ----          -------
       Total revenue..............................          697           759            (42)           1,414
OPERATING EXPENSES
  Cost of goods sold..............................          487            47             --              534
  Research and development........................        1,938           354             --            2,292
  Amortization....................................           84                           --               84
  Selling, general, and administrative expenses...        2,629         1,436            (66)(i)        3,999
                                                        -------       -------           ----          -------
       Total operating expenses...................        5,138         1,837             66            6,909
                                                        -------       -------           ----          -------
OPERATING LOSS....................................       (4,441)       (1,078)            24           (5,495)
                                                        -------       -------           ----          -------
OTHER INCOME (EXPENSE)
  Interest expense -- related party...............         (226)           --             --             (226)
  Interest expense................................         (119)          (61)            50(j)          (130)
  Interest income -- related party................           18            --             --               18
  Interest income.................................           53                          (50)(j)            3
  Other income, net...............................            3            66             --               69
                                                        -------       -------           ----          -------
       Total other income (expense)...............         (271)            5             --             (266)
                                                        -------       -------           ----          -------
LOSS BEFORE INCOME TAXES..........................       (4,712)       (1,073)            24           (5,761)
Income taxes......................................           --            --             --               --
                                                        -------       -------           ----          -------
Net loss..........................................       (4,712)       (1,073)            24           (5,761)
Dividends on convertible preferred stock..........         (212)           --             --             (212)
Deemed dividend upon issuance of convertible
  preferred stock.................................       (1,933)           --                          (1,933)
                                                        -------       -------           ----          -------
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS.........      $(6,857)      $(1,073)          $ 24          $(7,906)
                                                        =======       =======           ====          =======
BASIC AND DILUTED NET LOSS PER SHARE..............      $ (0.23)      $ (0.19)                        $ (0.23)
                                                        =======       =======                         =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING........       30,437         5,738                          34,048
                                                        =======       =======                         =======

                          MOLECULAR DIAGNOSTICS, INC.

       UNAUDITED PRO-FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                                    HISTORICAL
                                                     MOLECULAR     HISTORICAL                       PRO-FORMA
                                                    DIAGNOSTICS     ACCUMED      ADJUSTMENTS       AS ADJUSTED
                                                    -----------    ----------    -----------       -----------
                                                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE
  Net sales.....................................      $ 1,094       $   303        $  (121)(f)      $  1,276
  Licensing fees and royalties..................           --           174            (66)(g)           108
                                                      -------       -------        -------          --------
       Total revenue............................        1,094           477           (187)            1,384
OPERATING EXPENSES
  Cost of revenues..............................          637           122            (58)(h)           701
  Research and development......................        3,426         1,143             --             4,569
  Amortization..................................          169            --             --               169
  Selling, general, and administrative
     expenses...................................        3,550         2,866           (118)(i)         6,298
                                                      -------       -------        -------          --------
       Total operating expenses.................        7,782         4,131           (176)           11,737
                                                      -------       -------        -------          --------
OPERATING LOSS..................................       (6,688)       (3,654)           (11)          (10,353)
                                                      -------       -------        -------          --------
OTHER INCOME (EXPENSE)
  Interest expense -- related party.............         (155)           --             --              (155)
  Interest expense..............................          (80)          (38)            16(j)           (102)
  Interest income -- related party..............           63            --             --                63
  Interest income...............................           10            16            (16)(j)            10
  Realized gain on available for sale
     security...................................           --           331           (331)(k)            --
  Other income, net.............................          239           247             --               486
                                                      -------       -------        -------          --------
       Total other income (expense).............           77           556           (331)              302
                                                      -------       -------        -------          --------
LOSS BEFORE INCOME TAXES........................       (6,611)       (3,098)          (342)          (10,051)
INCOME TAXES....................................           --            --             --                --
                                                      -------       -------        -------          --------
NET LOSS........................................      $(6,611)      $(3,098)       $  (342)         $(10,051)
                                                      =======       =======        =======          ========
BASIC AND DILUTED NET LOSS PER SHARE............      $ (0.24)      $ (0.55)                        $  (0.33)
                                                      =======       =======                         ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING......       27,869         5,653                           30,069
                                                      =======       =======                         ========

NOTES TO THE UNAUDITED PRO-FORMA CONDENSED CONSOLIDATED BALANCE SHEET

     The following represents the components of the purchase price of AccuMed for financial accounting purposes (in thousands):

     Fair value of 3,760,742 shares of Molecular Diagnostics
      common stock exchanged for outstanding AccuMed common
      stock.................................................    $6,243
     Fair value of 572,485 shares of Molecular Diagnostics
      Series A Convertible Preferred Stock exchanged for
      outstanding AccuMed Series A Convertible Preferred
      Stock.................................................       415
     Fair value of stock options exchanged:
       Vested options.......................................       884
       Unvested options.....................................         1
     Fair value of warrants exchanged.......................     1,739
     Estimated direct acquisition costs to be incurred by
      Molecular Diagnostics.................................       450
                                                                ------
       Total purchase price.................................    $9,732
                                                                ======

     The fair value of the common stock issued in the merger of $1.66 per share was based on the average market value of our common stock during the period commencing three days before and ending three days after the announcement date of the acquisition. The fair value of stock options exchanged was determined on a grant-by-grant basis using the Black-Scholes model and the following assumptions:

     - stock price of $1.66;

     - volatility of 216%;

     - dividend rate of zero;

     - risk-free rate of return ranging from 5.0% to 6.0% depending on the date of the grant; and

     - expected life ranging from .08 to 8.83 years depending on the vesting status.

     The total number of shares pertaining to stock options assumed to be exchanged was 550,269, of which 441,178 were vested and 109,091 were unvested. The intrinsic value of the unvested employee stock options is recorded in the purchase accounting as deferred compensation to be amortized over the remaining vesting period. The fair value of warrants exchanged pertaining to 1,128,197 shares was determined using the Black-Scholes model and the following assumptions:

     - stock price of $1.66;

     - volatility of 216%;

     - dividend rate of zero;

     - risk-free rate of return ranging from 5.0% to 6.0% depending on the date of the grant; and

     - expected life equal to the remaining contractual term of each warrant.

     The following represents the preliminary allocation of the total purchase price to the estimated fair values of acquired assets and liabilities of AccuMed at June 30, 2001 and is for illustrative purposes only. For purposes of this pro-forma presentation the excess of the purchase price over the historical book value of net assets acquired has been allocated to license, patents and technology. Upon consummation of the merger, the fair value of the acquired licenses, patents and technology will be determined for purposes of the actual allocation. Assuming the transaction occurred on June 30, 2001, the purchase accounting allocation would have been as follows (in thousands):

Historical book value of net assets acquired................    $1,349
Historical deferred revenue of AccuMed included in the net
  assets acquired above, excluded from purchase price.......       454
                                                                ------
                                                                 1,803
License, patents and technology.............................     7,978
Liability for acquisition costs incurred by AccuMed.........       (50)
Deferred compensation.......................................         1
                                                                ------
          Total purchase price..............................    $9,732
                                                                ======

     The purchase accounting allocation summarized above is reflected in the following pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet at June 30, 2001:

     a. To record our investment in AccuMed equal to the total purchase price summarized above (including the $450 of direct acquisition costs incurred by us) and to record as license, patents and technology the excess of the total purchase price over the fair value of the net assets acquired resulting from the purchase accounting for AccuMed. The amount allocated to license, patents and technology has an indefinite useful life. In accordance with the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, the amount allocated to license, patents and technology will not be amortized but reviewed annually, or more frequently if impairment factors arise, for impairment.

     b. To eliminate the note payable of AccuMed to Molecular Diagnostics.

     c. To eliminate the accrued interest on the note payable of AccuMed to Molecular Diagnostics.

     d. To remove license fees and royalties paid to AccuMed by Molecular Diagnostics recorded by Molecular Diagnostics and related deferred revenue as recorded by AccuMed.

     e. To remove AccuMed's investment in Molecular Diagnostics common stock.

NOTES TO UNAUDITED PRO-FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

     f. To eliminate AccuMed sales to Molecular Diagnostics.

     g. To eliminate license fees and royalties recognized by AccuMed from a license agreement between AccuMed and Molecular Diagnostics.

     h. To eliminate AccuMed's cost of goods sold related to sales between the companies.

     i. To eliminate license fees and royalties as recorded by Molecular Diagnostics from a license agreement between AccuMed and Molecular Diagnostics.

     j. To eliminate interest income and interest expense on notes payable by AccuMed to Molecular Diagnostics.

     k. To eliminate AccuMed's realized gain on available for sale security from the sale of Molecular Diagnostics common stock.

                                USE OF PROCEEDS

     All of the shares of common stock offered pursuant to this prospectus are being offered by the stockholders listed under Selling Stockholders. We will not receive any of the proceeds from the sales of the shares of common stock. We will receive the exercise price of the common stock purchase warrants if and when they are exercised up to an aggregate of approximately $11,078,551 if all common stock purchase warrants are exercised. We intend to use any proceeds from the exercise of the common stock purchase warrants for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth with respect to the selling stockholders (i) the number and percentage of shares of common stock beneficially owned as of September 28, 2001, (ii) the maximum number of shares of common stock which may be sold pursuant to this prospectus and (iii) the number and percentage of shares of common stock which will be beneficially owned after sales pursuant to this prospectus, assuming the sale of all shares of common stock set forth in
(ii) above:

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Peter P. Gombrich, Chairman of the Board, Chief
  Executive Officer, and director(1)................   5,726,173         16.5%      3,303,925      144,333             *
  414 N. Orleans #510
  Chicago, IL 60610
Seaside Partners(2).................................   3,735,000         10.8%      3,735,000            0             *
  623 Ocean Ave.
  Sea Girt, NJ 08750
Alexander M. Milley, director(3)....................   6,254,391         15.5%        406,486       70,000             *
  414 N. Orleans #510
  Chicago, IL 60610
Cadmus Corporation(4)...............................   1,744,667          5.0%      1,666,786       77,881             *
Milley Management(5)................................     503,333          1.5%        503,333            0             *
Azimuth Corporation(6)..............................   3,381,250          9.0%        506,250            0             *
  3600 Rio Vista Avenue
  Orlando, FL 32805
Leonard R. Prange, President, COO/CFO, and
  Secretary(7)......................................   1,133,355          3.2%        696,688      436,667          1.42%
  414 N. Orleans #510
  Chicago, IL 60610
Robert C. Shaw, director(8).........................     570,417          1.6%        500,417       70,000             *
  414 N. Orleans #510
  Chicago, IL 60610
John Abeles, M.D., director(9)......................     324,116            *           2,491       70,050             *
  414 N. Orleans #510
  Chicago, IL 60610
William J. Ritger(11)...............................   1,965,474          5.6%      1,883,674       11,800             *
  623 Ocean Avenue
  Sea Girt, NJ 08750
Suzanne Musikantow Gombrich(12).....................   2,277,915          6.6%        838,434            0             *
  414 N. Orleans, #510
  Chicago, IL 60610
Suzanne Musikantow Gombrich, as Trustee of The EAG
  Trust dated 10/23/98(13)..........................     479,827          1.4%        479,827            0             *
  414 N. Orleans, #510
  Chicago, IL 60610
Suzanne Musikantow Gombrich, as Trustee of The CMC
  Trust dated 10/23/98(13)..........................     479,827          1.4%        479,827            0             *
  414 N. Orleans, #510
  Chicago, IL 60610
Suzanne Musikantow Gombrich, as Trustee of The MGD
  Trust dated 10/23/98(13)..........................     479,827          1.4%        479,827            0             *
  414 N. Orleans, #510
  Chicago, IL 60610
Theodore L. Koenig, as Trustee of The MSD Trust
  dated 12/19/94(13)................................     410,555          1.2%        410,555            0             *
  One Northbrook Place
  5 Revere Drive, Suite 206
  Northbrook, IL 60062

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Monroe Investments, Inc.(13)........................     298,586            *         298,586            0             *
  One Northbrook Place
  5 Revere Drive, Suite 206
  Northbrook, IL 60062
Robert M. Adrian(16)................................      75,758            *          75,758            0             *
  6211 Highland Drive
  Chevy Chase, MD 20815
Kimberly Allen(16)..................................      10,727            *          10,727            0             *
  546 N. Elmwood Avenue
  Oak Park, IL 60302
Banca Del Gottardo(17)..............................     422,333          1.2%        422,333            0             *
  Viale Stefano Franscini 8
  6901 Luga
  SWITZERLAND
Ralph M. Baruch and Jean V. Baruch Trustees U/A
  Dated 1/26/96 Ralph & Jean Baruch Revocable
  Trust(16).........................................     303,030            *         303,030            0             *
  784 Park Avenue
  New York, NY 10021
Bathgate McColley Capital Group, LLC(18)............     295,750            *         295,750            0             *
  5350 South Roslyn St., #380
  Englewood, CO 80111
Mary Lou Berry(16)..................................     203,030            *         203,030            0             *
  301 E. North Ave.
  Northlake, IL 60164
Bentell AS(17)......................................      50,000            *          50,000            0             *
  Askervelen 61
  N-1373 Asker
  NORWAY
Frank Blatz(17).....................................      25,000            *          25,000            0             *
  970 Nepawin Lane
  Scotch Plains, NJ 07076
Gregory A. Booth(19)................................     158,125            *         158,125            0             *
  5 Corcoran Drive
  Tyngsboro, MA 01879
Kevin G. Boyle(20)..................................     100,000            *         100,000            0             *
  127 Hawksbill Way
  Jupiter, FL 33458
Kevin G. Boyle Securities, Inc......................     100,000            *          50,000       50,000             *
  365 Stewart Ave., Apt B10
  Garden City, NY 11530
Brady Retirement Fund, L.P.(20).....................     130,000            *         130,000            0             *
  44 Montgomery St., #2110
  San Francisco, CA 94104
James F. Brennan(16)................................     551,515          1.6%        551,515            0             *
  141 W. Jackson Blvd., #3720
  Chicago, IL 60604
Joseph Brennan(16)..................................     107,515            *         107,515            0             *
  141 W. Jackson Blvd., #3720
  Chicago, IL 60604
John H. Burlingame(17)..............................      15,000            *          15,000            0             *
  P.O. Box 948
  South Orleans, MA 02662
David Cathcart(17)..................................      15,000            *          15,000            0             *
  207 Fox Horn Lane
  Charlottesville, VA 22902

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Cat Invest I, AS(20)................................     206,500            *         206,500            0             *
  v/Adv. Oystein Eskeland
  Postboks 1484 Vika
  0116 Oslo
  NORWAY
Robert L. Cerasia(20)...............................      50,000            *          50,000            0             *
  c/o Solomon Smith Barney
  325 Columbia Turnpike, 1st Fl
  Florham Pk, NJ 07932
CHAOS AS(20)........................................     170,000            *         170,000            0             *
  Postboks 110, Sentrum
  0102 Oslo
  NORWAY
Commonwealth Associates & Designees(15).............   1,045,143          2.9%      1,045,143            0             *
  830 Third Ave., 4th Floor
  New York, NY 10022
Torrey L. Conrad(16)................................      30,303            *          30,303            0             *
  29W244 Oak Knoll
  West Chicago, IL 60185
Thomas F. Currin(17)................................      35,000            *          35,000            0             *
  40 Ocean Avenue
  Larchmont, NY 10538
David G. Daleiden(16)...............................     200,000            *         200,000            0             *
  600 N. McClurg, #601-A
  Chicago, IL 60611
James Daubach Trustee for The Andrew Daubach
  Trust(16).........................................     375,000          1.1%        375,000            0             *
  415 N. LaSalle, #500
  Chicago, IL 60610
Bruce De Schryver(17)...............................      20,000            *          20,000            0             *
  10 Woodbury Way
  Fairport, NY 14450
Edwin J. Dettling(16)...............................     203,030            *         203,030            0             *
  1136 W. Altgeld
  Chicago, IL 60614
Richard D. Doermer(21)..............................     662,019          1.9%        662,019            0             *
  415 N. LaSalle, #500
  Chicago, IL 60610
Gary C. Evans(22)...................................     209,091            *         209,091            0             *
  13215 Glad Acres
  Farmers Branch, TX 75234
Bruce J. Fogel(20)..................................     100,000            *         100,000            0             *
  359 Eagle Drive
  Jupiter, FL 33477
Mark J. Gallagher & Paula J. Gallagher(16)..........     151,515            *         151,515            0             *
  4 Mayflower Road
  Winchester, MA 01890
Charles B. Ganz.....................................     100,000            *          50,000       50,000             *
  c/o Mellon Private Asset Management
  1801 N. Military Trail
  Boca Raton, FL 33431
Geary Partner, L.P.(20).............................     660,000          1.9%        660,000            0             *
  44 Montgomery St., #2110
  San Francisco, CA 94101
Drew S. Giles & Laurette K. Giles...................      15,000            *           7,500        7,500             *
  S. Pine Hill Trail West
  Tequerta, FL 33469

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Jacqueline Gombrich(13).............................     125,000            *         125,000            0             *
  2548 Printon Road
  Cleveland Heights, OH 44118
George I. Gorodeski & Shafrira S. Gorodeski(23).....      91,000            *          91,000            0             *
  25154 Bridgeton
  Beachwood, OH 44122
Kurt Kregus(16).....................................     151,515            *         151,515            0             *
  622 Windridge Ct
  Naperville, IL 60540
Dennis A. Gross trustee U/A Dated 12/22/95 Griffin-
  Daleiden Irrevocable Trust(16)....................      50,000            *          50,000            0             *
  666 Dundee Rd., Suite 1201
  Northbrook, IL 60062
Howard A. Hackett(19)...............................     227,493            *         227,493            0             *
  1 Corcoran Drive
  Tyngsboro, MA 01879
John P. Harkrader(17)...............................      15,000            *          15,000            0             *
  P.O. Box 465
  Farmingdale, NJ 07727
Arthur F. Hebard(17)................................      30,000            *          30,000            0             *
  6408 N W 45th Place
  Gainesville, FL 32653
Hess Investments(17)................................      33,333            *          33,333            0             *
  4311 Down Point Ln
  Windermere, FL 34786
Mark Hess(17).......................................      33,333            *          33,333            0             *
  4311 Down Point Ln.
  Windermere, FL 34786
Holleb and Coff(24).................................     250,000            *         250,000            0             *
  55 East Monroe
  Suite 4100
  Chicago, IL 60603
Fred R. Huettig(17).................................      20,000            *          20,000            0             *
  28 Corey Lane
  Mendham, NJ 07945
John P. Ike(17).....................................      35,000            *          35,000            0             *
  Box 31
  Pottersville, NJ 07979
John C. Iverson Family Limited Partnership(20)......     250,000            *         250,000            0             *
  476 Mariner Dr.
  Jupiter, FL 33477
David Kenkel & Stefanie Kenkel(17)..................      33,333            *          33,333            0             *
  JTTEN
  1845 4 Wheel Drive
  Whitefish, MT 59937
Thad T. Konopnicki & Audrey E. Vaughn(16)...........      45,000            *          45,000            0             *
  3512 N. Dinwiddle
  Arlington, VA 22207
Jon B. Kruljac & Teri E. Kruljac(25)................     311,313            *         131,313            0             *
  JTWROS
  2070 Grape St.
  Denver, CO 80207
John A. Lamb(26)....................................      58,333            *          16,667            0             *
  206 Shady Hills Court
  Simi Valley, CA 93065

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
John A. Lamb -- IRA(27).............................      41,666            *          41,666            0             *
  7010 North 13th Place
  Phoenix, AZ 85020
William A. Lamb -- IRA(28)..........................      83,333            *          83,333            0             *
  7010 North 13th Place
  Phoenix, AZ 85020
Norbert Langley(17).................................      33,333            *          33,333            0             *
  320 Southeast Creek Road
  Church Hill, MD 21623
The League Corporation(16)..........................      75,758            *          75,758            0             *
  141 W. Jackson Blvd., #1910-A
  Chicago, IL 60611
Liska & Associates..................................      20,000            *          20,000            0             *
  23rd Floor
  515 N. State St.
  Chicago, IL 60610-4322
Lucas Capital Management(17)........................      20,000            *          20,000            0             *
  328 Newman Springs Rd
  Red Bank, NJ 07701
Kevin F. Flynn Non Exempt Trust dated June
  1992(17)..........................................     166,667            *         166,667            0             *
  120 N. LaSalle St., #3300
  Chicago, IL 60602
Wayne Maggio & Maria Maggio(16).....................      75,758            *          75,758            0             *
  JT TEN
  22 A Grove Street
  Winchester, MA 01890
James J. Maguire(17)................................      20,000            *          20,000            0             *
  P.O. Box 180
  Pottersville, NJ 07979
Robert L. Malatesta(17).............................      15,000            *          15,000            0             *
  52 Mitchel Place
  Little Silver, NJ 07739
Thomas J. McCabe(17)................................      16,667            *          16,667            0             *
  P.O. Box 3480
  Warrenton, VA 20188
Thomas J. McCabe(20)................................      80,000            *          80,000            0             *
  P.O. Box 3480
  Warrenton, VA 20188
Robert McCullough, Jr.(20)..........................      50,000            *          50,000            0             *
  P.O. Box 151
  Kentfield, CA 94914
Jennifer Meltzer(16)................................     151,515            *         151,515            0             *
  2101 N. Magnolia
  Chicago, IL 60614
Mark K. Menzel(16)..................................      60,606            *          60,606            0             *
  15305 Parev Terrace
  Darnestown, MD 20874
Monarch Consulting(29)..............................     180,000            *         180,000            0             *
  8873 E. Bayou Gulch Road
  Parker, CO 80134
W. Douglas Morland..................................     300,000            *         200,000      100,000             *
  1655 E. Layton Drive
  Englewood, CO 80110
Monsun AS(30).......................................   1,000,000          2.8%      1,000,000            0             *
  Torvejen 12 C
  1383 Aske
  NORWAY

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Steven J. Morris(20)................................     100,000            *         100,000            0             *
  66 Navesink Ave.
  Rumson, NJ 07760
Michael A. Mulshine(31).............................      58,333            *          58,333            0             *
  868 Riverview Drive
  Brielle, NJ 08730
Gerald Mustapick....................................     100,000            *          50,000       50,000             *
  14041 U.S. Highway One, Suite A
  Juno Beach, FL 33408
Scott J. Mustapick..................................      10,000            *           5,000        5,000             *
  Robin R. Mustapick, JTWROS
  14041 U.S. Highway One, Suite A
  Juno Beach, FL 33408
Christopher Neary(17)...............................      33,333            *          33,333            0             *
  11768 Willard Avenue
  Tustin, CA 92782
NeoMed Innovation III, L.P.(10).....................   2,164,000          6.6%      2,164,000            0             *
  8 Queensway House
  Queen Street, St. Helier
  JE24WD JERSEY
Northlea Partners(9)................................     254,116            *         246,625        5,000             *
  2365 N.W. 41st Street
  Boca Raton, FL 33432
Paul Papi(32).......................................      93,939            *          93,939            0             *
  22 Rolling Lane
  Dover, MA 02030
Bruce K. Patterson(33)..............................     300,000            *         300,000            0             *
  2300 Childrens Plaza, No 51
  Chicago, IL 60614
Fred H. Pearson(34).................................     221,616            *         221,616            0             *
  10 S. LaSalle Street
  Chicago, IL 60603
B. Michael Pisani(16)...............................     130,000            *         130,000            0             *
  44 Lake Road
  Short Hills, NJ 07078
P.L. Thomas Group(41)...............................      39,834            *          39,834            0             *
  300 W. Washington St.
  Chicago, IL 60606
Presidio Partners, L.P.(20).........................   1,210,000          3.4%      1,210,000            0             *
  44 Montgomery St., #2110
  San Francisco, CA 94104
Robert L. Priddy(14)................................     412,724          1.2%         16,381      396,343             *
  3435 Kingsborough
  Atlanta, GA 30326
Prospektiva SA(35)..................................     780,550          2.2%        780,550            0             *
  via Funicolare 2
  6900 Lugano
  SWITZERLAND
Jeff Purcell(16)....................................     151,515            *         151,515            0             *
  5 Oakbrook Ct.
  Oak Brook, IL 60521
Jonathan D. Rahn(17)................................      15,000            *          15,000            0             *
  413 Gatewood Road
  Cherry Hill, NJ 08003
The Research Works, Inc.(36)........................      70,000            *          70,000            0             *
  623 Ocean Avenue
  Sea Girt, NJ 08750

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
George Resta(17)....................................      33,333            *          33,333            0             *
  854 St. Edmonds Pl.
  Annapolis, MD 21401
Jay Michael Rosenberg(16)...........................      10,007            *          10,007            0             *
  414 Sandy Lane
  Wilmette, IL 60091
Bernard B. Rinella(16)..............................     250,000            *         250,000            0             *
  One N. LaSalle, #3400
  Chicago, IL 60610
John Rutzel(17).....................................      15,000            *          15,000            0             *
  14 Hathaway Drive
  Princeton Junction, NJ
Louis Scher(17).....................................      15,000            *          15,000            0             *
  9 Parkside Avenue
  Asheville, NC 28804
Virginia Schmidt(17)................................      30,000            *          30,000            0             *
  55 Linden Avenue
  Verona, NJ 07044
Margret Selig(17)...................................      20,000            *          20,000            0             *
  Amsandberg 34
  60599 Frankfurt
  GERMANY
Arthur A. Sharples(17)..............................     100,000            *         100,000            0             *
  P.O. Box 570
  New Vernon, NJ 07976
Janis Smythe(17)....................................      15,000            *          15,000            0             *
  P.O. Box 206
  Hillsdale, NY 12529
Michael Song(16)....................................      50,000            *          50,000            0             *
  333 E. Ontario, #608B
  Chicago, IL 60611
Dennis J. Stack(20).................................      25,000            *          25,000            0             *
  256 Cardinal Lane
  Jupiter, FL 33458
Georgie W. Stanley(17)..............................      50,000            *          50,000            0             *
  P.O. Box 180
  Pottersville, NJ 07979
Michael C. Stanley(37)..............................     170,000            *          50,000            0             *
  13 Robin Road
  Warren, NJ 07059
Michael C. Stanley Trustee for the Georgie Stanley
  II Trust(17)......................................      40,000            *          40,000            0             *
  P.O. Box 180
  Pottersville, NJ 07979
Michael C. Stanley Trustee for the Benjamin A.
  Stanley Trust(17).................................      40,000            *          40,000            0             *
  P.O. Box 180
  Pottersville, NJ 07979
Michael C. Stanley Trustee for the Michael Bredt
  Stanley Trust(17).................................      40,000            *          40,000            0             *
  P.O. Box 180
  Pottersville, NJ 07979
Michael Studer(20)..................................      50,000            *          50,000            0             *
  1110 Cottonwoodlane, #210
  Irving, TX 75038

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Jeremy Taylor(17)...................................      35,000            *          35,000            0             *
  P.O. Box 147
  Metamora, IN 47030
James R. Tobin(17)..................................      15,000            *          15,000            0             *
  50 Bridge Avenue
  Bay Head, NJ 08742
Transamerica Business Credit Corp.(40)..............      26,840            *          26,840            0             *
  790 E. Colorado Blvd.
  Pasadena, CA 91101
Trinity Capital, AS(20).............................     114,944            *         114,944            0             *
  P.O. Box 1767 Vika
  0122 Oslo
  NORWAY
Frank Gerardi Trustee, Univest Management E P S
  P(38).............................................     527,815          1.5%        527,815            0             *
  149 W. Village Way
  Jupiter, FL 33458
James A. Urner(17)..................................      15,000            *          15,000            0             *
  42 Mount St.
  Bay Head, NJ 08742
Violina AS(20)......................................     206,500            *         206,500            0             *
  Postboks 1484 Vika
  0116 Oslo Norway
Anita Von Dreusche(17)..............................      30,000            *          30,000            0             *
  110 Norman Drive
  Ramsey, NJ 07446
Karen A. Von Dreusche & Richard J. Berr(17).........      30,000            *          30,000            0             *
  JTTEN
  52 Sunrise Court
  Medford, NJ 08055
Trond E. Wennberg(20)...............................      57,480            *          57,480            0             *
  Jonsok Veien 7
  1182 Oslo
  NORWAY
James R. Willing(16)................................     151,515            *         151,515            0             *
  6 Clearwater Road
  Winchester, MA 01890
Winchester National, Inc.(39).......................     148,655            *         148,655            0             *
  3600 Rio Vista Avenue
  Orlando, FL 32805
David Craig Wright(19)..............................     263,667            *         263,667            0             *
  14740 Maine Cove Terrace
  Gaithersburg, MD 20878
Xillix Technologies Corp............................      38,962            *          38,962            0             *
  300-13775 Commerce Parkway
  Richmond, BC V6V 2V4
  Canada
Richard Yetman(17)..................................      20,000            *          20,000            0             *
  6 Ocean Blvd.
  Island Heights, NJ 08732
Peter J. Zeganelli & Carol A. Zeganelli.............      20,000            *          10,000       10,000             *
  11 Rafenberg Rd.
  Sleepy Hollow, NY 10591
Robert Zelinka(20)..................................      25,000            *          25,000            0             *
  15919 Laurel Creek Drive
  Delray Beach, FL 33446

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Rona Zelinka(20)....................................      25,000            *          25,000            0             *
  15919 Laurel Creek Drive
  Delray Beach, FL 33446

---------------

  + With respect to shares and percent of shares beneficially owned after the offering, we assumed that the selling stockholders will sell all of the shares of common stock offered by the prospectus. We cannot assure you that the selling stockholders will sell all or any of their shares.

  *  Represents less than 1% of the outstanding shares of Common Stock.

 (1) Includes: (i) 3,303,925 shares issued as a result of the merger of InPath, LLC and Bell National Corporation in December 1998; (ii) 838,434 shares owned by Mr. Gombrich's wife; (iii) 479,827 shares owned by The EAG Trust, 479,827 shares owned by The CMC Trust, and 479,827 shares owned by The MDG Trust, for each of which Mrs. Gombrich serves as sole Trustee; and (iv) 73,333 shares underlying options exercisable by Mr. Gombrich within sixty days. Mr. Gombrich disclaims beneficial ownership of the shares held by his wife and the Trusts for which she serves as Trustee.

 (2) Includes: (i) 2,201,667 shares received as a result of the conversion during 2000 of the principal and accrued interest related to a 6% convertible promissory note purchased in a private offering in March 1999;
     (ii) 200,000 shares purchased in a 1999 private offering; and (iii) 1,333,333 shares purchased in a 2000 private offering.

 (3) Includes: (i) 503,333 shares owned by Milley Management, Inc., of which Mr. Milley is the sole director and executive officer, (ii) 1,494,667 shares owned by Cadmus Corporation, of which Mr. Milley is a director and executive officer, and 250,000 shares issuable to Cadmus Corporation under a warrant granted by Molecular Diagnostics that was exercisable on August 7, 2001; (iii) 506,250 shares owned by Azimuth Corporation, of which Mr. Milley is a director and executive officer, and 2,875,000 shares issuable to Azimuth Corporation under warrants granted by Molecular Diagnostics that were exercisable on August 7, 2001; (iv) 148,655 shares owned by Winchester National, Inc., of which Mr. Milley is a director, and (v) 70,000 shares subject to options granted by Molecular Diagnostics to Mr. Milley that were exercisable on August 7, 2001 or which have or will become exercisable within 60 days thereafter.

 (4) Includes: (i) 606,786 shares purchased in private transactions in November and December 1998; (ii) 600,000 and 210,000 shares received in a Claims Settlement Agreement in December 1998; and (iii) 250,000 warrants.

 (5) Includes 503,333 shares received in a Claims Settlement Agreement in December 1998.

 (6) Includes: (i) 250,000 shares purchased in a 1999 private offering; (ii) 256,250 shares received as the result of the February 2000 conversion of a promissory note and related accrued interest; (iii) 500,000 shares underlying warrants issued in consideration of a waiver of a convertible promissory note; and (iv) 2,375,000 shares underlying warrants exercisable within sixty days.

 (7) Includes: (i) 300,000 shares received as a result of the merger of InPath, LLC and Bell National Corporation in December 1998; (ii) 396,688 shares received as the result of the conversion during 2000 of the principal and accrued interest related to a 6% convertible promissory note purchased in a private offering in May 1999; and (iii) 436,667 shares underlying options exercisable within sixty days.

 (8) Includes: (i) 463,333 shares received in a Claims Settlement Agreement in December 1998; (ii) 37,084 shares acquired in a private transaction in 1989; and (iii) 70,000 shares underlying stock options, which are exercisable within sixty days.

 (9) Includes: (i) 191,616 shares owned by Northlea Partners, Ltd., of which Dr. Abeles is the general partner, 62,500 shares issuable to Northlea Partners, Ltd. under a warrant granted by Molecular Diagnostics that was exercisable on August 7, 2001, and (ii) 70,000 shares subject to options granted by Molecular Diagnostics to Dr. Abeles which were exercisable on August 7, 2001 or have or will become exercisable within 60 days thereafter. Dr. Abeles disclaims beneficial ownership of all shares owned by Northlea Partners, Ltd. except 2,491 shares, which shares are attributable to his 1% interest in Northlea Partners, Ltd. as general partner.

(10) Includes: (i) 1,664,000 shares underlying Series B convertible preferred stock purchased in a private offering during 2001; and (ii) 500,000 shares underlying a convertible promissory note issued in 2001.

(11) Includes: (i) 465,697 shares issued as a result of the merger of InPath, LLC and Bell National Corporation in December 1998; (ii) 653,030 shares purchased in a private offering during 1999; (iii) 233,333 shares purchased in a private offering during 2000; (iv) 531,614 shares underlying a warrant issued as compensation for services performed during 2000; and (v) 70,000 shares owned by The Research Works, which is controlled by Mr. Ritger.

(12) Includes: (i) 838,434 shares received as the result of the conversion of the principal and accrued interest related to 6% convertible promissory notes purchased in a private offering during 1999; and (ii) 479,827 shares owned by The EAG Trust, 479,827 shares owned by the CMC Trust, and 479,827 shares owned by The MDG Trust, for which Mrs. Gombrich serves as trustee. Mrs. Gombrich disclaims beneficial ownership of all shares owned by the trusts.

(13) Represents shares received as the result of the merger of InPath, LLC and Bell National Corporation in December 1998.

(14) Including 154,647 shares underlying Series A convertible preferred stock, 8,737 shares underlying options exercisable in 60 days and 16,381 shares underlying warrants.

(15) Represents warrants issued by AccuMed in connection with various financings.

(16) Represents shares purchased in a private offering during 1999.

(17) Represents shares purchased in a private offering during 2000.

(18) Includes: (i) 68,250 shares issued to Bathgate or its designees as compensation for services rendered during 2001; and (ii) 227,500 shares underlying warrants issued to Bathgate designees as compensation for services during 2001.

(19) Represents shares received as a result of the conversion of the principal and accrued interest related to 6% convertible promissory notes purchased in a private offering during 1999.

(20) Represents shares underlying Series B convertible preferred stock purchased in a private offering during 2001.

(21) Includes: (i) 250,000 shares purchased in a private offering during 1999;
     (ii) 25,000 shares received as compensation for services rendered during 1999; and (iii) 387,019 shares underlying warrant exercisable within sixty days received as compensation for services performed during 1999.

(22) Includes: (i) 75,758 shares purchased in a private offering during 1999;
     (ii) 33,333 shares purchased in a private offering during 2000; and (iii) 100,000 shares underlying 25,000 shares of Series B convertible preferred stock purchased in a private offering during 2001.

(23) Includes: (i) 76,000 shares received as the result of the exercise of a warrant received for services performed during 1999; and (ii) 15,000 shares purchased in a private offering during 2000.

(24) Represents 250,000 shares underlying a warrant received as compensation for services during 1999 and exercisable within sixty days.

(25) Includes: (i) 131,313 shares received as a result of the conversion of the principal and accrued interest related to a 6% convertible promissory note purchase in a private offering during 1999; and (ii) 180,000 shares underlying warrants issued to Monarch Consulting, which is controlled by Mr. Kruljac, for services performed in 2001.

(26) Includes: (i) 16,667 shares purchased in a private offering during 2000; and (ii) 41,666 shares owned by the John Lamb -- IRA.

(27) Includes: (i) 16,666 shares purchased in a private offering during 2000; and (ii) 25,000 underlying 6,250 shares of Series B convertible preferred stock purchased in a private offering during 2001.

(28) Includes: (i) 33,333 shares purchased in a private offering during 2000; and (ii) 50,000 shares underlying 12,500 shares of Series B convertible preferred stock purchase in a private offering during 2001.

(29) Represents 180,000 shares underlying warrants issued for services performed during 2001.

(30) Includes: 500,000 shares underlying a convertible promissory note issued during 2000; and (ii) 500,000 shares underlying 125,000 shares of Series B convertible preferred stock purchased in a private offering during 2001.

(31) Represents shares underlying a warrant issued for services performed in 2000 and 2001.

(32) Includes: (i) includes 60,606 shares purchased in a private offering during 1999; and (ii) 33,333 shares purchased in a private offering during 2000.

(33) Represents shares underlying warrants issued or issuable as license fees under a License and Technology Agreement entered into during 2000.

(34) Includes: (i) 186,616 shares received as the result of the merger of InPath, LLC and Bell National Corporation in December 1998; and (ii) 35,000 shares purchased in a private offering during 1999.

(35) Includes: (i) 98,333 shares received as compensation for services during 2000; (ii) 48,333 shares underlying a warrant issued for services performed during 2000; (iii) 225,542 shares received as compensation for services performed during 2001; (iv) 116,400 shares issuable as compensation for services performed during 2001; and (v) 291,942 shares underlying warrants issued for services performed during 2001.

(36) Represents shares received upon the exercise of a warrant received for services performed during 1999.

(37) Includes: (i) 50,000 shares purchased in a private offering during 2000; and (ii) 40,000 shares owned by The Georgie Stanley II Trust, 40,000 shares owned by The Benjamin A. Stanley Trust, and 40,000 shares owned by The Michael Bredt Stanley Trust for each of which Mr. Stanley serves as Trustee.

(38) Includes: (i) 175,148 shares received as the result of the conversion of the principal and accrued interest related to a 6% convertible promissory note purchased in a private offering during 1999; (ii) 222,167 shares underlying a warrant issued for services performed during 2000 and 2001;
     (iii) 50,000 shares underlying shares of Series B convertible preferred stock purchased in a private offering during 2001; and (iv) 80,500 shares received as compensation for services performed during 2001.

(39) Represents shares acquired in a private transaction in 1999.

(40)Represents warrants issued in the AccuMed merger in exchange for warrants issued by AccuMed as additional consideration for a long term credit line.

(41)Represents warrants issued in the AccuMed merger in exchange for warrants issued by AccuMed as compensation for services.

For purposes of this table, a person is deemed to have beneficial ownership of any shares of common stock which such person may acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person named above, any security which such person has the right to acquire from us within 60 days after the date of this prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     On September 1, 1998, we issued a note payable in the amount of $175,000 to Mr. Peter P. Gombrich, our Chairman and Chief Executive Officer, in payment for funds advanced by Mr. Gombrich. The note was due September 1, 2003 and interest was payable at each anniversary date at the rate of 8% per annum. Principal payments in the amount of $26,000, $130,000 and 19,000 were made during 2000, 1999 and 1998, respectively, to repay the entire note.

     In January 1999, our board of directors authorized the raising of up to $1,500,000 in debt or new equity to provide funding for current operations. Subsequently, on various dates between March 1, 1999 and June 29, 1999, we issued a series of interest-bearing 6% convertible promissory notes totaling $969,600, including a note in the amount of $500,000 issued to Seaside Partners, L.P., a hedge fund and a significant shareholder. Seaside Partners, L.P. receives investment management services from Seaside Advisors, L.L.C., of which Dr. Denis M. O'Donnell, a director, is a member and manager. We also issued a note in the amount of $75,000 to Leonard R. Prange, our President, Chief Operating Officer and Chief Financial Officer, in exchange for cash. The maturity date of these notes was January 28, 2000, subject to extension by us to June 30, 2000. We extended the maturity date of the notes to June 30, 2000. The notes and accrued interest due thereon were automatically converted into shares of our common stock on April 28, 2000.

     On December 10, 1999, we borrowed $50,000 from Azimuth Corporation, a company controlled by Alexander M. Milley, a director and significant shareholder. The note evidencing this loan bore interest at the rate of 12% per annum and the principal along with accrued interest was convertible into our common stock at a conversion price of $0.20 per share. On February 22, 2000, Azimuth Corporation exercised its right to convert the principal amount of the note plus accrued interest due thereon in the amount of $1,250 into 256,250 shares of our common stock.

     On January 6, 2000 and April 28, 2000, we sold 200,000 shares and 1,333,333 shares, respectively, of our common stock to Seaside Partners, L.P. in a private offering. The shares were sold to Seaside Partners, L.P. under the same terms and conditions as those of the other participants in the private offering, including the purchase prices of $0.33 per share and $1.50 per share, respectively. Dr. O'Donnell, our director, is a member and manager of Seaside Advisors, L.L.C., which provides investment management services to Seaside Partners, L.P.

     On April 28, 2000, we received a promissory note in the amount of $2,000,000 evidencing the purchase price paid by Seaside Partners, L.P. for the 1,333,333 shares of common stock referred to in the prior paragraph. That note bears interest at the rate of 8% per annum and the original due date was July 28, 2000. We agreed to extend the due date of that note until November 30, 2000. Seaside has made principal payments of $1,550,000 under the note. The note is currently in default and we are negotiating revised terms with Seaside Partners, L.P., including a new due date and penalties for the default. As of September 28, 2001, an additional $54,000 was due from Seaside Partners, L.P., representing accrued interest on the note to that date.

     On May 24, 2000, we granted Dr. O'Donnell, our director, warrants to purchase 155,455 and 629,446 shares of our common stock, exercisable at $.01 per share. The warrant to purchase 155,455 shares issued to Dr. O'Donnell was compensation for finders services performed in 1999 on the private offering of 6% convertible promissory notes due in 2000 and a private offering of common stock in late 1999 at $0.33 per share. Both offerings were sold at prices representing small discounts to the market price of our common stock at the time of the offerings. The warrant to purchase 629,446 shares issued to Dr. O'Donnell was compensation for finders services performed in 2000 in a private offering of common stock at a price of $1.50 per share, an approximate 20% discount to the market price of the common stock when the offering was priced. The warrants expire five years from the date of the grant. Dr. O'Donnell elected to take all of the compensation due to him for finders services in the form of warrants rather than cash or shares of common stock. We also recorded an accrual of $50,000 in 1999 to cover estimated out-of-pocket expenses, reimbursable to Dr. O'Donnell upon submission of detailed expense bills.

     On September 22, 2000, we issued a convertible promissory note, with a term of one year, to Azimuth Corporation in exchange for $500,000 in cash. That note bore interest at the rate of 15% per annum and was convertible into our common stock at a conversion price of $1.00 per share after February 22, 2001. As discussed below, the holder agreed to relinquish the conversion rights on July 26, 2001. The conversion price was less than the market price of our common stock at the date of issuance of the note. Therefore, the holder was considered to have a beneficial conversion feature. We determined the value of this beneficial conversion feature to be $125,000. This value was recorded as a reduction to the debt and is being amortized as additional interest expense over the life of the note. The majority of the proceeds of the note were used to make a loan to AccuMed in accordance with the terms of our then pending merger agreement with AccuMed. Mr. Milley, our director, is a director and executive officer of Azimuth Corporation.

     On December 4, 2000, we issued a promissory note, with a maturity date of December 31, 2000, to Azimuth Corporation, in exchange for $200,000 in cash. That note bore interest at the rate of 12% per annum. As an additional inducement, we granted Azimuth Corporation a warrant to purchase 50,000 shares of common stock at an exercise price of $0.937 per share, the approximate market price of our common stock on the date the warrant was granted. That warrant expires five years from the date of grant. We repaid the note and accrued interest on February 20, 2001. In that the note was not repaid when due, we were obligated by the terms of the note to grant Azimuth Corporation a warrant to purchase an additional 25,000 shares of our common stock at an exercise price of $0.01 per share, representing a two month late payment penalty. The proceeds of the note were used for general working capital and to pay license fees.

     On December 11, 2000, we issued a promissory note, with a maturity date 180 days from the date of issue, to Azimuth Corporation, in exchange for $100,000 in cash. That note bore interest at the rate of 12% per annum. As an additional inducement, we granted Azimuth Corporation a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $1.25 per share, an approximate 15% premium over the market price of the common stock at the date that the warrant was issued. That warrant expires five years after the date of grant. We repaid the note and accrued interest on February 20, 2001. The proceeds of the note were used to repay a convertible promissory note held by AccuMed.

     On February 1, 2001 and February 7, 2001, we issued promissory notes to Azimuth Corporation in exchange for $25,000 and $470,000, respectively, in cash. Those notes bear interest at the rate of 15% per annum. Those notes are required to be repaid from the proceeds of any new offering of debt or equity undertaken by us subsequent to the dates of the notes. As an additional inducement for the note issued on February 7, 2001, we granted Azimuth Corporation a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $0.25 per share, an approximate discount of 83% from the market price of our common stock on the date the warrant was issued. That warrant expires five years after the date of grant. We repaid both notes and accrued interest on February 20, 2001. The proceeds of the notes were used to fund a portion of the loan to AccuMed upon the signing of the merger agreement on February 7, 2001.

     On July 26, 2001, we issued a promissory note to Cadmus Corporation in exchange for $100,000 in cash. On August 6, 2001, we issued a promissory note to Azimuth Corporation in exchange for $100,000 in cash. Like Azimuth Corporation, Cadmus Corporation is controlled by Alexander Milley, one of our directors and significant stockholder. The notes are due on September 22, 2001 and bear interest at the rate of 15% per annum. As an additional inducement for the notes, we issued five-year warrants to Cadmus Corporation and Azimuth Corporation entitling the holders to each purchase 250,000 shares of the common stock at an exercise price of $1.00 per share. The closing market prices of the common stock on the respective issue dates of the warrants were $0.97 per share and $0.93 per share. We determined the fair value of these warrants to be $7,200 using the fair value interest rate method. This value will be amortized as additional interest expense over the life of the notes and the full amount was charged to expense during the third quarter.

     In addition, on July 26, 2001, we issued a five-year warrant to Azimuth Corporation entitling the holder to purchase 500,000 shares of our common stock at $1.00 per share in consideration of Azimuth Corporation's agreement to relinquish the conversion rights granted to it under the terms of a convertible promissory note we issued in September 2000, which entitled Azimuth Corporation to convert the principal and accrued interest due under that note into our common stock at a conversion price of $1.00 per share. As noted above, the September 2000 note was considered to have a beneficial conversion feature for which we had determined a fair value of $125,000 in 2000. This fair value was recorded as a discount to the debt and was being amortized as additional interest expense over the term of the note. The closing market price of our common stock on the issue date of this warrant was $0.97 per share. We determined the fair value of the warrant to be approximately $21,000 based on the value of the unamortized debt discount at the date this warrant was issued and the conversion right was waived. This value will be amortized as additional interest expense over the life of the note and the full amount was charged to expense during the third quarter.

     On August 6, 2001, we issued a promissory note to Northlea Partners, Ltd. in exchange for $25,000 in cash. John Abeles, one of our directors, is the general partner of Northlea Partners, Ltd. The terms of the note are the same as the notes issued on July 26, 2001 to Cadmus Corporation and Azimuth Corporation. As an additional incentive to purchase this note, we issued a five-year warrant to Northlea Partners, Ltd. entitling the holder to purchase 62,500 shares of common stock at an exercise price of $1.00 per share. The closing market price of the common stock on the issue date of this warrant was $0.93 per share. We determined the fair value of the warrant to be $825 using the fair value interest rate method. This value will be amortized as additional interest expense over the life of the note and the full amount was charged to expense during the third quarter.

     We believe that our historical financial position has made it difficult to access standard sources for capital. We have limited assets on which a lender might seek a security interest to provide loans or a line of credit. We have been able to utilize the accounts receivable base of Samba as a means to locally fund the subsidiary. However, no such base exists with us. Since we have no asset base against which to arrange secured loans, we must deal with unsecured lending. The terms and conditions of the $500,000 convertible promissory note issued in September 2000 to Azimuth Corporation are identical to two other convertible promissory notes issued to unaffiliated third parties. In transactions in which we have borrowed short-term funds for brief periods of time, such funds were not available to us from any other sources. Accordingly, our board of directors believes that the interest rates and additional consideration paid to Azimuth Corporation for these short-term loans are in accordance with what other companies might be required to pay for such loans were their financial circumstances similar to ours. The terms of each loan were approved by all members of the board who are not affiliated with Azimuth Corporation.

     We have negotiated similar compensation terms for all individuals, groups, or companies, who provide placement or finders services in private offering of equity or debt. The exercise price of warrants issued as compensation related to finders services has varied depending on the price of the offering. Affiliated parties were treated the same as all other outside parties providing finders services.

                              PLAN OF DISTRIBUTION

     We are registering the common stock on behalf of the selling stockholders. The common stock may be offered and sold by the selling stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the selling stockholders or by a purchaser of the common stock on whose behalf such broker-dealer may act as agent. Sales and transfers of the common stock may be effected from time to time in one or more transactions, in private or public transactions, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. The selling stockholders may sell any or all of the common stock from time to time in one or more of the following methods:

     - ordinary brokers transactions, which may include long or short sales;

     - transactions involving cross or block trades or otherwise on the Over-the-Counter Bulletin Board;

     - purchases by brokers, dealers or underwriters as principal and resales by such purchasers for their own accounts under this prospectus;

     - "at the market" offerings to or through market makers or into an existing market for the common stock;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     - through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

     - any combination of the above.

     In addition, the selling stockholders or successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The selling stockholders and any broker-dealers acting in connection with the sale of the common stock by this prospectus may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of common stock as principals may be underwriting compensation under the Securities Act. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We do not know of any existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

     The selling stockholders and any other persons participating in a distribution of securities will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

     Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that rule rather than under this prospectus.

     We cannot assure you that the selling stockholders will sell any or all of the shares of common stock offered by this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the selling stockholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling stockholders may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We will not receive any proceeds from the sale of the common stock covered by this prospectus. We have agreed to pay all of the expenses incident to the registration of the common stock, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the selling stockholders, if any.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We have set forth in this section a description of certain rights and preferences of our convertible preferred stock as well as our other outstanding securities and contractual obligations because we believe they are materially relevant to an investor's understanding of an investment in our shares of common stock.

     Our authorized capital stock consists of 55,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. On September 28, 2001 we had:

     - 34,544,774 shares of common stock issued and outstanding;

     - 590,197 shares of Series A convertible preferred stock of which 572,485 were issued and outstanding;

     - 1,500,000 shares of Series B convertible preferred stock of which 1,499,856 were issued and outstanding;

     - 1,800,000 shares of Series C convertible preferred stock of which none were issued and outstanding;

     - 8,220,007 warrants that entitle the holders the right to purchase 8,220,007 shares of common stock at prices ranging from $0.01 to $23.75;

     - $1,085,000 aggregate principal amount convertible promissory notes that entitle the holders to purchase 1,038,962 shares of common stock; and

     - 3,507,395 options that entitle the holders to purchase shares of common stock at prices ranging from $0.39 to $36.08.

     When we implement the reverse stock split that our stockholders approved in May 2001, each three shares of our issued and outstanding common stock will be converted into one share of common stock and our convertible securities will be correspondingly adjusted. The reverse stock split will not affect the number of shares we are authorized to issue.

COMMON STOCK

     Each share of our common stock has the same relative rights and is identical in all respects with each other share of common stock.

     Subject to any prior rights of the holders of any preferred stock then outstanding, holders of our common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available therefor. Full voting rights are vested in the holders of common stock, each share being entitled to one vote, subject to the rights of the holders of any preferred stock then outstanding. Our board of directors may issue authorized shares of common stock without stockholder approval. Subject to any prior rights of the holders of any preferred stock then outstanding, in the event of our liquidation, dissolution or winding up, holders of shares of our common stock are entitled to receive pro rata, any assets distributable to stockholders with respect to shares held by them. Holders of shares of common stock do not have any preemptive rights to subscribe for any additional securities which may be issued by or any cumulative voting rights. The outstanding shares of our common stock are fully paid and non-assessable.

PREFERRED STOCK

     Our preferred stock may be issued in one or more series at such time or times and for such consideration as our board of directors may determine. Our board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of preferred stock with such voting rights and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be stated and expressed in the resolution provided for the issuance of the preferred stock. Our board of directors is authorized to designate the series and the number of shares comprising such series, the dividend rate, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights with respect to the shares of such series. The ability of our board of directors to issue preferred stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in us more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of us. Shares of preferred stock redeemed or acquired by us may return to the status of authorized but unissued shares, without designation as to series, and my be reissued by our board of directors.

SERIES A CONVERTIBLE PREFERRED STOCK

     We are authorized to issue 590,197 shares of Series A convertible preferred stock, of which 572,485 shares were issued and outstanding as of September 28, 2001. Each share of Series A convertible preferred stock has a stated value of $4.50 and an initial conversion price of $10.3034. The Series A convertible preferred stock ranks senior to our common stock and on parity with our Series B and Series C convertible preferred stock. We may issue other series of preferred stock at any time and from time to time without the consent of the holders of the Series A convertible preferred stock.

  DIVIDENDS

     Shares of the Series A convertible preferred stock pay no dividends.

  VOTING RIGHTS

     The holders of the Series A convertible preferred stock have no right to vote on any matter except as required by Delaware law. If the Series A convertible preferred stock is entitled to vote with the holders of common stock as one class, each share of Series A convertible preferred stock shall entitle the holder to the number of votes that equals the number of shares of common stock into which each share of Series A convertible preferred stock is convertible. Without first obtaining the approval of a majority of the shares of Series A convertible preferred stock then outstanding, we may not repeal, amend or change the Series A convertible preferred stock Certificate of Designations or our Certificate of Incorporation to alter or change the powers, preferences or rights of the Series A convertible preferred stock so as to affect them adversely.

  LIQUIDATION

     The liquidation preference of the Series A convertible preferred stock is $4.50 per share. Upon liquidation, dissolution or winding up of Molecular Diagnostics, each holder of the Series A convertible preferred stock is entitled to be paid in cash out of our assets available for distribution to shareholders an amount equal to the liquidation preference of the Series A convertible preferred stock before any amounts may be paid to any class or series of capital stock ranking junior to the Series A convertible preferred stock.

     If the assets available for distribution to the holders of Series A convertible preferred stock and any other security rendering on parity with the preferred stock are insufficient to pay in full all amounts payable to the holders of the Series A convertible preferred stock and all other parity securities, then all of the assets available for distribution to the holders of the Series A convertible preferred stock and parity securities will be distributed among the holders ratably in proportion to the amounts that would be payable if there were sufficient assets to permit payment in full. After payment in full, the holders of the Series A convertible preferred stock will not be entitled to any further distribution of assets. A merger or consolidation will be considered a liquidation event in certain circumstances.

  RESERVATION OF SHARES

     We have authorized and will reserve and keep available a sufficient number of shares of our common stock as will be issuable upon the conversion of all outstanding shares of Series A convertible preferred stock and dividends payable thereon. These shares of our common stock, when issued, will be duly and validly issued, fully paid and non-assessable, and free of liens.

  REDEMPTION

     Shares of the Series A convertible preferred stock are not redeemable.

  SINKING FUND

     There is no sinking fund for the Series A convertible preferred stock.

  CONVERSION

     Shares of Series A convertible preferred stock are convertible, at any time, at the option of the holder into shares of common stock. Each share of the Series A convertible preferred stock is convertible into such number of shares of our common stock as is determined by dividing the $4.50 stated value by the then effective conversion price (currently $10.3034), which is referred to as the conversion rate. The conversion rate is currently 0.4367.

     If during the three year period beginning March 1, 2001, the then current market price of our common stock equals or exceeds $13.50 per share for any twenty (20) consecutive trading days commencing 45 business days before the date in question, each share of Series A convertible preferred stock then outstanding will, at our option, be deemed converted into that number of shares of common stock into which the Series A convertible preferred stock would then be converted at the then effective conversion rate.

  ADJUSTMENTS TO CONVERSION PRICE

     The conversion price and the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock are subject to adjustment from time to time upon the occurrence of any of the following events at any time:

     - If we (A) issue common stock as a dividend or a distribution with respect to any class or series of our capital stock, (B) split or otherwise subdivide our common stock , (C) combine our outstanding shares of common stock into a greater or smaller number of shares, or (D) issue any shares of capital stock in a reclassification;

     - If there occurs a merger, consolidation, recapitalization or conveyance of all or substantially all of our assets.

     The conversion price and the conversion rate will be adjusted when we implement the reverse stock split.

  FRACTIONAL SHARES

     We will not issue any fractional shares of common stock upon the conversion of the Series A convertible preferred stock but rather will pay cash based on the then current market price per share of our common stock.

SERIES B CONVERTIBLE PREFERRED STOCK

     We are authorized to issue 1,500,000 shares of Series B convertible preferred stock, of which 1,499,856 shares were outstanding as of September 28, 2001. We issued those shares in a private placement in February 2001 to persons included among the selling stockholders. Each share of Series B convertible preferred stock has a stated value of $4 and an initial conversion price of $1.00. The Series B convertible preferred stock ranks senior to our common stock and on parity with our Series A and Series C convertible preferred stock. We may issue other series of preferred stock at any time and from time to time without the consent of the holders of the Series B convertible preferred stock.

  DIVIDENDS

     Shares of the Series B convertible preferred stock accrue dividends on a quarterly basis at an annual rate of 10% per share payable on the last day of March, June, September and December, commencing March 31, 2001, out of any assets or funds legally available for payment of dividends. Dividends are cumulative and accrue, whether or not declared by our board of directors, but can only be declared or paid and set apart for payment if full cumulative dividends for all prior quarterly dividend periods then outstanding shall have been or shall be concurrently paid or declared and set apart for payment.

     We may not pay any dividends or any distribution on any class or series of capital stock ranking junior to the Series B convertible preferred stock except dividends payable in shares of our stock of any class junior to the preferred stock, and we may not repurchase or redeem any junior stock, if any dividends on the Series B convertible preferred stock are then in arrears.

  VOTING RIGHTS

     The holders of the Series B convertible preferred stock have no right to vote on any matter except as required by Delaware law. If the Series B convertible preferred stock is entitled to vote with the holders of common stock as one class, each share of Series B convertible preferred stock shall entitle the holder to the number of votes that equals the number of shares of common stock into which each share of Series B convertible preferred stock is convertible. Without first obtaining the approval of a majority of the shares of Series B convertible preferred stock then outstanding, we may not repeal, amend or change the Series B convertible preferred stock Certificate of Designations or our Certificate of Incorporation to alter or change the powers, preferences or rights of the Series B convertible preferred stock so as to affect them adversely.

  LIQUIDATION

     The liquidation preference of the Series B convertible preferred stock is $4 per share plus all accrued but unpaid dividends. Upon liquidation, dissolution or winding up of the Company, each holder of the Series B convertible preferred stock is entitled to be paid in cash out of our assets available for distribution to shareholders an amount equal to the liquidation preference of the Series B convertible preferred stock before any amounts may be paid to any class or series of capital stock ranking junior to the Series B convertible preferred stock.

     If the assets available for distribution to the holders of Series B convertible preferred stock and any other security rendering on parity with the preferred stock are insufficient to pay in full all amounts payable to the holders of the Series B convertible preferred stock and all other parity securities, then all of the assets available for distribution to the holders of the Series B convertible preferred stock and parity securities will be distributed among the holders ratably in proportion to the amounts that would be payable if there were sufficient assets to permit payment in full. After payment in full, the holders of the Series B convertible preferred stock will not be entitled to any further distribution of assets. A merger or consolidation will be considered a liquidation event in certain circumstances.

  RESERVATION OF SHARES

     We have authorized and will reserve and keep available a sufficient number of shares of our common stock as will be issuable upon the conversion of all outstanding shares of Series B convertible preferred stock and dividends payable thereon. These shares of our common stock, when issued, will be duly and validly issued, fully paid and non-assessable, and free of liens.

  REDEMPTION

     Shares of the Series B convertible preferred stock are not redeemable.

  SINKING FUND

     There is no sinking fund for the Series B convertible preferred stock.

  CONVERSION

     Shares of Series B convertible preferred stock are convertible, at any time, at the option of the holder, into shares of common stock. Each share of the Series B convertible preferred stock is convertible into such number of shares of our common stock as is determined by dividing the $4.00 stated value per share plus all accrued but unpaid dividends by the then effective conversion price (currently $1.00), which is referred to as the conversion rate. The conversion rate is currently four (4).

     If the then current market price of our common stock equals or exceeds $4.00 per share for any forty (40) consecutive trading days, each share of Series B convertible preferred stock then outstanding will, at our option, be deemed converted into that number of shares of common stock into which the Series B convertible preferred stock would then be converted at the then effective conversion rate. If for any reason we do not pay any portion of the accrued dividends on the Series B convertible preferred stock being converted, we may pay that portion of unpaid dividends in shares of common stock.

  ADJUSTMENTS TO CONVERSION PRICE

     The conversion price and the number of shares of common stock issuable upon conversion of the Series B convertible preferred stock are subject to adjustment from time to time upon the occurrence of any of the following events at any time:

     - If we (A) issue common stock as a dividend or a distribution with respect to any class or series of our capital stock, (B) split or otherwise subdivide our common stock, (C) combine our outstanding shares of common stock into a greater or smaller number of shares, or (D) issue any shares of capital stock in a reclassification;

     - If there occurs a merger, consolidation, recapitalization or conveyance of all or substantially all of our assets.

     The conversion price and the conversion rate will be adjusted when we implement the reverse stock split.

  FRACTIONAL SHARES

     We will not issue any fractional shares of common stock upon the conversion of the Series B convertible preferred stock but rather will pay cash based on the then current market price per share of our common stock.

SERIES C CONVERTIBLE PREFERRED STOCK

     We are authorized to issue 1,800,000 shares of Series C convertible preferred stock, of which none were issued and outstanding as of September 28, 2001. We intend to issue these shares in a private placement that we commenced October 2001. Each share of Series C convertible preferred stock has a stated value of $4.50 and an initial conversion price no less than $0.75 and no greater than $1.50. The Series C convertible preferred stock ranks senior to our common stock and on parity with our Series A convertible preferred stock and Series B convertible preferred stock. We may issue other series of preferred stock at any time and from time to time without the consent of the holders of the Series C convertible preferred stock.

 DIVIDENDS

     Shares of the Series C convertible preferred stock accrue dividends on a semi-annual basis at an annual rate of 10% per share payable on the last day of March and September, commencing March 31, 2002, out of any assets or funds legally available for payment of dividends. Dividends are cumulative and accrue, whether or not declared by our board of directors, but can only be declared or paid and set apart for payment if full cumulative dividends for all prior dividend periods then outstanding shall have been or shall be concurrently paid or declared and set apart for payment. Dividends are payable in cash provided that we may pay the dividends for the first two years in cash or in shares of our common stock.

     We may not pay any dividends or any distribution on any class or series of capital stock ranking junior to the Series C convertible preferred stock except dividends payable in shares of our stock of any class junior to the preferred stock, and we may not repurchase or redeem any junior stock, if any dividends on the Series C convertible preferred stock are then in arrears.

 VOTING RIGHTS

     The holders of the Series C convertible preferred stock have no right to vote on any matter except as required by Delaware law. If the Series C convertible preferred stock is entitled to vote with the holders of common stock as one class, each share of Series C convertible preferred stock shall entitle the holder to the number of votes that equals the number of shares of common stock into which each share of Series C convertible preferred stock is convertible. Without first obtaining the approval of a majority of the shares of Series C convertible preferred stock then outstanding, we may not repeal, amend or change the Series C convertible preferred stock Certificate of Designations or our Certificate of Incorporation to alter or change the powers, preferences or rights of the Series C convertible preferred stock so as to affect them adversely.

 LIQUIDATION

     The liquidation preference of the Series C convertible preferred stock is $4.50 per share plus all accrued but unpaid dividends. Upon liquidation, dissolution or winding up of the Company, each holder of the Series C convertible preferred stock is entitled to be paid in cash out of our assets available for distribution to shareholders an amount equal to the liquidation preference of the Series C convertible preferred stock before any amounts may be paid to any class or series of capital stock ranking junior to the Series C convertible preferred stock.

     If the assets available for distribution to the holders of Series C convertible preferred stock and any other security rendering on parity with the preferred stock are insufficient to pay in full all amounts payable to the holders of the Series C convertible preferred stock and all other parity securities, then all of the assets available for distribution to the holders of the Series C convertible preferred stock and parity securities will be distributed among the holders ratably in proportion to the amounts that would be payable if there were sufficient assets to permit payment in full. After payment in full, the holders of the Series C convertible preferred stock will not be entitled to any further distribution of assets. A merger or consolidation will be considered a liquidation event in certain circumstances.

 RESERVATION OF SHARES

     We will have authorized and will reserve and keep available a sufficient number of shares of our common stock as will be issuable upon the conversion of all outstanding shares of Series C convertible preferred stock and dividends payable thereon. These shares of our common stock, when issued, will be duly and validly issued, fully paid and non-assessable, and free of liens.

 REDEMPTION

     Shares of the Series C convertible preferred stock are not redeemable.

 SINKING FUND

     There is no sinking fund for the Series C convertible preferred stock.

 CONVERSION

     Shares of Series C convertible preferred stock are convertible, at any time after April 1, 2002, at the option of the holder, into shares of common stock. Each share of the Series C convertible preferred stock is convertible into such number of shares of our common stock as is determined by dividing the $4.50 stated value per share plus all accrued but unpaid dividends by the then effective conversion price, which is referred to as the conversion rate.

     If the then current market price of our common stock equals or exceeds $4.50 per share for any twenty (20) consecutive trading days, each share of Series C convertible preferred stock then outstanding will, at our option, be deemed converted into that number of shares of common stock into which the Series C convertible preferred stock would then be converted at the then effective conversion rate. If for any reason we do not pay any portion of the accrued dividends on the Series C convertible preferred stock being converted, we may pay that portion of unpaid dividends in shares of common stock.

 ADJUSTMENTS TO CONVERSION PRICE

     The conversion price and the number of shares of common stock issuable upon conversion of the Series C convertible preferred stock are subject to adjustment from time to time upon the occurrence of any of the following events at any time:

     - If we (A) issue common stock as a dividend or a distribution with respect to any class or series of our capital stock, (B) split or otherwise subdivide our common stock, (C) combine our outstanding shares of common stock into a greater or smaller number of shares, or (D) issue any shares of capital stock in a reclassification;

     - If there occurs a merger, consolidation, recapitalization or conveyance of all or substantially all of our assets.

     The conversion price and the conversion rate will be adjusted when we implement the reverse stock split.

 FRACTIONAL SHARES

     We will not issue any fractional shares of common stock upon the conversion of the Series C convertible preferred stock but rather will pay cash based on the then current market price per share of our common stock.

COMMON STOCK PURCHASE WARRANTS

     As of September 28, 2001, we have outstanding 8,220,007 common stock purchase warrants, each entitling the holder the right to purchase one share of our common stock. These common stock purchase warrants have exercise prices ranging from $0.01 to $23.75. Common stock purchase warrants not exercised by their respective expiration dates will expire.

 ADJUSTMENTS TO EXERCISE PRICE

     The exercise price and the number of shares of common stock issuable upon the exercise of the common stock purchase warrants is subject to adjustment from time to time upon the occurrence of any of the following events:

     - If we (A) subdivide shares of our common stock, (B) declare a dividend upon our common stock payable solely in shares of our common stock, (C) reclassify or change our common stock into different securities, or (D) make a distribution on our capital stock other than regular cash dividends.

     The common stock purchase warrants will be adjusted on the same basis as the common stock when we implement the reverse stock split.

  RESERVATION OF SHARES

     We will have reserved a sufficient number of shares of our common stock as will be issuable upon exercise of all outstanding common stock purchase warrants once we implement the reverse stock split. Upon issuance, these shares of common stock will be duly and validly issued, fully paid and non-assessable, free of all preemptive rights and taxes.

  VOTING

     The holders of the common stock purchase warrants have no right to vote on matters submitted to shareholders and have no right to receive dividends.

  LISTING

     There is no public trading market for the common stock purchase warrants.

  FRACTIONAL SHARES

     We will not issue fractional shares of common stock upon exercise of the common stock purchase warrants but rather will pay the holder an amount in cash equal to the fair market value of any fractional interest.

  REGISTRATION RIGHTS

     We are obligated to register the common stock into which the common stock purchase warrants are exercisable provided more than one year has elapsed from the issuance of that common stock purchase warrant. If we fail to make a filing with the SEC to register the underlying common stock within 30 days of the holder's request, the holder is entitled to the difference between the exercise price and the average closing price of our common stock during the 30 calendar days immediately following the holder's request to register the common stock purchase warrants.

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

     In addition to the common stock purchase warrants described above, we issued warrants to Azimuth Corporation, Bathgate McColley Capital Group, LLC and Holleb & Coff for services rendered and in connection with financings. These warrants have the same characteristics as the common stock purchase warrants described above with respect to reservation of shares, voting, listing and fractional shares. The particular terms of these warrants are as follows:

AZIMUTH/CADMUS/NORTHLEA COMMON STOCK PURCHASE WARRANTS

     On February 7, 2001, we issued a warrant to Azimuth Corporation entitling Azimuth to purchase 1,000,000 shares of our common stock at an exercise price of $0.25 per share, subject to the adjustments described below. The Azimuth warrant expires February 7, 2006.

     On August 6, 2001, we issued warrants to Azimuth Corporation, Cadmus Corporation and Northlea Partners entitling the holders the right to purchase 250,000, 250,000 and 62,500 shares respectively of our common stock at an exercise price of $1.00 per share subject to the adjustments described below. These warrants expire August 6, 2006.

  ADJUSTMENTS TO EXERCISE PRICE

     The exercise price and the number of shares of common stock issuable upon the exercise of the warrant are subject to adjustment from time to time upon the occurrence of any of the following events:

     - If we (A) pay a dividend or make a distribution of common stock or (B) subdivide or combine outstanding shares of our common stock;

     - If we issue or sell any shares of our common stock at a price per share less than the exercise price;

     - If we dividend or otherwise issue or sell any securities convertible into our common stock;

     - If we (A) merge or consolidate with another entity, (B) sell, lease or otherwise transfer all or substantially all of our property or assets or
       (C) effect a capital reorganization or recapitalization of our common stock.

BATHGATE WARRANTS

     On February 28, 2001, we issued five warrants pursuant to a warrant agreement with Bathgate McColley Capital Group, LLC, entitling the holders of those warrants the right to purchase an aggregate of 227,500 shares of our common stock at an exercise price of $1.20 per share subject to the adjustments described below. The Bathgate warrants expire February 28, 2006.

  ADJUSTMENTS TO EXERCISE PRICE

     The exercise price and the number of shares of common stock issuable upon the exercise of the Bathgate warrants are subject to adjustment from time to time upon the occurrence of any of the following events:

     - If we (A) pay a dividend or make a distribution to holders of our common stock, (B) subdivide or combine our outstanding shares of our common stock, or (C) issue by reclassification of our common stock other securities;

     - If we issue rights, options, warrants or convertible securities to all or substantially all holders of our common stock, without charge, entitling them to purchase common stock below the then current market value per share of common stock on the date of issuance;

     - If we distribute to holders of common stock all or substantially all evidences of indebtedness of assets or rights, options, warrants or convertible securities containing the right to purchase our common stock;

     - If we (A) consolidate or merge with another entity, or (B) sell or convey all or substantially all of our property or assets of business. We may not merge or consolidate with another entity unless we make these adjustments.

     No adjustment to the Bathgate warrants will be made due to any dividends or distributions out of earnings or grant or exercise of currently authorized or outstanding options or issuance of shares under our benefit plans.

HOLLEB WARRANT

     On July 15, 1999, we issued a warrant to Holleb & Coff entitling Holleb the right to purchase 250,000 shares of our common stock at an exercise price of $0.33 per share. The Holleb warrant expires July 14, 2009.

TUCKER ANTHONY WARRANT

     On July 10, 2001, we issued a warrant to Tucker Anthony Incorporated entitling Tucker Anthony the right to purchase 150,000 shares of our common stock at an exercise price of $1.20. The Tucker Anthony warrant expires July 10, 2006.

  ADJUSTMENTS TO EXERCISE PRICE

     The exercise price and the number of shares of common stock issuable upon the exercise of the Tucker Anthony warrant is subject to adjustment from time to time upon the occurrence of any of the following events:

     - If we (A) declare a dividend on our outstanding common stock payable in shares of our capital stock; (B) subdivide or combine outstanding shares of our common stock into greater or smaller number of shares; or (C) issue any shares of our capital stock by way of reclassification, including a merger or consolidation.

CONVERTIBLE PROMISSORY NOTES

     We have issued two convertible promissory notes, one to Monsun A/S due November 1, 2001 and the other to NeoMed Innovations III, L.P. due May 15, 2002. Each promissory note is for the principal amount of $500,000. If we prepay the promissory notes, the holders, at their option, may elect to convert the promissory note, plus accrued interest, into shares of our common stock at the conversation rate of $1.00 per share. In addition, the number of shares of common stock the promissory notes are convertible into is subject to adjustment from time to time if we (A) subdivide, combine or reclassify our common stock, or (B) exchange our common stock for securities or property of another company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of our common stock is LaSalle Bank National Association, Chicago, Illinois.

                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon for us by Schiff Hardin & Waite, Chicago, Illinois.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of Molecular Diagnostics, Inc. (formerly named Ampersand Medical Corporation) appearing in our Form 10-K, as amended, for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The report of Ernst & Young LLP covering the December 31, 2000 financial statements contains an explanatory paragraph that states that we have recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. The consolidated statements do not include any adjustments that might result from the outcome of that uncertainty.

     The consolidated financial statements and schedules of AccuMed International, Inc. and Subsidiary as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG LLP covering the December 31, 2000 consolidated financial statements contains an explanatory paragraph that states that AccuMed's recurring losses from operations and working capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated statements do not include any adjustments that might result from the outcome of that uncertainty.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file with the SEC in Washington, D.C. or at its regional offices located at:

      Public Reference Room             Midwest Regional Office
     450 Fifth Street, N.W.                 Citicorp Center
            Room 1024                   500 West Madison Street
     Washington, D.C. 20549                   Suite 1400
                                        Chicago, Illinois 60661

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically. The address of that site is: http://www.sec.gov.

     Our common stock is listed on the Over-the-Counter Bulletin Board and reports and proxy statements and other information about us can be inspected at the offices of The Nasdaq-Amex Stock Market, Inc., 1735 K Street, N.W., Washington, DC 20006-1500.

     We filed with the SEC a registration statement on Form S-2 under the Securities Act that registers the shares of our common stock offered by this prospectus. This prospectus constitutes a part of the registration statement but does not contain all the information presented in the registration statement and its exhibits. For more information we refer you to the registration statement, including the exhibits.

     The SEC allows us to "incorporate by reference" information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. This prospectus incorporates by reference:

     - Annual Report on Form 10-K, as amended, for the year ended December 31, 2000;

     - Quarterly Report on Form 10-Q, for the quarter ended March 31, 2001;

     - Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 2001;

     - Current Report on Form 8-K dated September 17, 2001; and

     - Current Report on Form 8-K dated September 26, 2001.

     You may request a copy of the documents incorporated by reference in this prospectus and not delivered with the prospectus at no cost by writing or by telephoning us at the following address:

                          Molecular Diagnostics, Inc.
                            414 North Orleans Street
                                   Suite 510
                            Chicago, Illinois 60610
                                 (312) 222-9550
                          Attention: Leonard R. Prange

     We will not provide exhibits to documents unless they are specifically incorporated by reference. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                    DOCUMENTS DELIVERED WITH THIS PROSPECTUS

     We are delivering a copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000 and Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 2001 with this prospectus. We are also delivering a copy of AccuMed's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our charter, bylaws or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                               34,969,124 Shares

                          Molecular Diagnostics, Inc.

                                  Common Stock

                                   PROSPECTUS

                                October 11, 2001

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